SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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PG&E Corporation

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PG&E Corporation and Pacific Gas and Electric Company Joint Notice of 2005 Annual Meetings • Joint Proxy Statement

March 15, 2005

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

You are cordially invited to attend the 9th annual meeting of PG&E Corporation and the 99th annual meeting of Pacific Gas and Electric Company. The meetings will be held concurrently on Wednesday, April 20, 2005, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California.

The accompanying Joint Proxy Statement contains information about matters to be considered at both the PG&E Corporation and Pacific Gas and Electric Company annual meetings. At the annual meetings, PG&E Corporation and Pacific Gas and Electric Company shareholders will be asked to vote on the election of directors and ratification of the appointment of independent public accountants for 2005 for each company. The Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company recommend that you vote “FOR” the nominees for directors and the ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for 2005, as set forth in the Joint Proxy Statement.

In addition to the matters described above, PG&E Corporation shareholders will be asked to vote on a management proposal to adopt a new Long-Term Incentive Plan for non-employee directors, officers, key management employees, and other eligible participants. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote “FOR” this proposal.

PG&E Corporation shareholders also will be asked to vote on the proposals submitted by individual PG&E Corporation shareholders described in the Joint Proxy Statement, if such proposals are properly presented at the annual meeting. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote “AGAINST” these proposals.

Your vote on the business at the annual meetings is important. For your convenience, we offer you the option of submitting your proxy and voting instructions over the Internet, by telephone, or by mail. Whether or not you plan to attend, please vote as soon as possible so that your shares can be represented at the annual meetings.

Sincerely,

Robert D. Glynn, Jr.	Peter A. Darbee
Chairman of the Board of	President and Chief Executive Officer
PG&E Corporation and	PG&E Corporation
Pacific Gas and Electric Company

Joint Notice of Annual Meetings of Shareholders
of PG&E Corporation and Pacific Gas and Electric Company
March 15, 2005
To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:
The annual meetings of shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held concurrently on Wednesday, April 20, 2005, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, for the purpose of considering the following matters:

1.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to elect the following 9 and 10 directors, respectively, to each Board for the ensuing year:

David R. Andrews	Peter A. Darbee	Barbara L. Rambo
Leslie S. Biller	Robert D. Glynn, Jr.	Gordon R. Smith*
David A. Coulter	Mary S. Metz	Barry Lawson Williams
C. Lee Cox
* Gordon R. Smith is a nominee for director of Pacific Gas and Electric Company only.

2.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to ratify each Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants for 2005 for PG&E Corporation and Pacific Gas and Electric Company,

3.	For PG&E Corporation shareholders only, to act upon a management proposal to adopt a new Long-Term Incentive Plan, as described on pages 30 through 37 of the Joint Proxy Statement,

4.	For PG&E Corporation shareholders only, to act upon proposals submitted by PG&E Corporation shareholders and described on pages 38 through 42 of the Joint Proxy Statement, if such proposals are properly presented at the meeting, and

5.	For PG&E Corporation and Pacific Gas and Electric Company shareholders, to transact any other business that may properly come before the meetings and any adjournments or postponements of the meetings.
The Boards of Directors have set the close of business on February 22, 2005, as the record date for determining which shareholders are entitled to receive notice of and to vote at the annual meetings.
By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,
Linda Y.H. Cheng
Vice President and Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

PG&E Corporation and Pacific Gas and Electric Company
Joint Proxy Statement
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company (Boards) are soliciting proxies for use at the companies’ annual meetings of shareholders, including any adjournments or postponements.
This Joint Proxy Statement describes certain matters that management expects will be voted on at the annual meetings, gives you information about PG&E Corporation and Pacific Gas and Electric Company and their respective Boards and management, and provides general information about the voting process and attendance at the annual meetings.
A Joint Proxy Statement and a proxy card were sent to anyone who owned shares of common stock of PG&E Corporation and/or shares of preferred stock of Pacific Gas and Electric Company at the close of business on February 22, 2005. This date is the record date set by the Boards to determine which shareholders may vote at the annual meetings.
The Joint Proxy Statement and proxy cards, together with the PG&E Corporation and Pacific Gas and Electric Company 2004 annual report to shareholders, were mailed to shareholders beginning on or about March 15, 2005.
Questions and Answers
When and where will the annual meetings be held?
The annual meetings will be held concurrently on Wednesday, April 20, 2005, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California.
The San Ramon Valley Conference Center is located in San Ramon right off Interstate 680, approximately 35 miles east of San Francisco. From Highway 680, take the Crow Canyon Road exit, go east on Crow Canyon Road past Camino Ramon, and turn right into the Conference Center parking lot.
How do I vote?
You can attend and vote at the annual meetings, or the proxyholders will vote your shares as you indicate on your proxy. There are three ways to submit your proxy:

1.	Over the Internet at http://www.proxyvoting.com/pcg,
2.	By telephone by calling toll-free 1-866-540-5760, and
3.	By completing your proxy card and mailing it in the enclosed postage-paid envelope.
If you submit your proxy over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on Tuesday, April 19, 2005. These Internet and telephone voting procedures comply with California law.
What am I voting on and what are the Board’s voting recommendations?
PG&E Corporation shareholders will be voting on the following items:

Item		Board’s Voting
No.	Description	Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of Independent Public Accountants	For this proposal
3	Management Proposal	For this proposal
4-8	Shareholder Proposals	Against these proposals
Pacific Gas and Electric Company shareholders will be voting on the following items:

Item		Board’s Voting
No.	Description	Recommendation

1	Election of Directors	For all nominees
2	Ratification of Appointment of Independent Public Accountants	For this proposal
What vote is required to approve each item?
To elect directors:
The 9 nominees for director of PG&E Corporation and the 10 nominees for director of Pacific Gas and Electric Company receiving the greatest number of votes will be elected. Votes against a nominee or votes withheld will have no legal effect.
To approve other items described in the Joint Proxy Statement:
For each properly presented proposal, a majority of the shares represented and voting on the proposal must approve the proposal. The approval votes also must be greater than 25 percent of the shares entitled to vote. Abstentions will have the same effect as a vote against a proposal. Broker non-votes (see definition below) will not be considered in determining whether or not a proposal is approved.
What is a broker non-vote?
If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide the registered holder with instructions as to how you want your shares to be voted.
Broker non-votes occur when brokers or nominees have voted on some of the matters to be acted on at a meeting, but do not vote on certain other matters because, under the rules of the New York Stock Exchange, they are not allowed to vote on those other matters without instructions from the beneficial owners of the shares. Broker non-votes are counted when determining whether the necessary quorum of shareholders is present or represented at each annual meeting.
Will shareholders be asked to vote on matters other than those described in the Joint Proxy Statement?
At this time, the companies have not received notice of any other matters that will be raised at the Joint Annual Meeting. If other matters are raised during the Joint Annual Meeting, shareholders will vote on those matters only if PG&E Corporation or Pacific Gas and Electric Company, as appropriate, determines that those other matters satisfy advance notice requirements in that company’s Bylaws and otherwise properly come before the Joint Annual Meeting.
If other matters properly come before the Joint Annual Meeting, the proxyholders named on the enclosed proxy card will vote the shares for which they hold proxies at their discretion, to the extent permitted by law.
What shares are included on my proxy card?
For PG&E Corporation registered shareholders, the shares included on your proxy card represent all the shares of PG&E Corporation common stock in your account, including shares in the Investor Services Program for Shareholders of PG&E Corporation. For Pacific Gas and Electric Company registered shareholders, the shares included on your proxy card represent all the shares of Pacific Gas and Electric Company preferred stock in your account.
If you are a registered shareholder of both PG&E Corporation common stock and Pacific Gas and Electric Company preferred stock, you will receive a separate proxy card for each company. If you receive more than one proxy card for either company, it means that your shares are held in more than one account. You should vote the shares on all your proxy cards. If you would like to consolidate your accounts, please contact our transfer agent, Mellon Investor Services LLC, toll-free at 1-800-719-9056.
How many copies of the Joint Proxy Statement and annual report will I receive?
If you are a registered shareholder of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock, you will receive one Joint Proxy Statement and one annual report to shareholders for each account.
If you are a beneficial owner of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock and receive your proxy materials through ADP Investor Communication Services (ADP), and there are multiple beneficial owners at the same address, you may receive fewer Joint Proxy Statements and annual reports than the number of beneficial owners at that address. Securities and Exchange Commission rules permit ADP to deliver only one Joint Proxy Statement and annual report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at that same address.
If you receive your proxy materials through ADP and (1) you wish to receive a separate copy of this Joint Proxy Statement and the 2004 annual report to shareholders, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their proxy materials through ADP and wish to request delivery of a single copy of annual reports or proxy statements to the shared address, please contact the office of the Corporate Secretary of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, at One Market, Spear Tower, Suite 2400, San Francisco, CA 94105, or call 1-415-267-7070.
What if I return my proxy but I do not specify how I want my shares voted?
The PG&E Corporation proxyholders will vote those shares “For” Items 1, 2, and 3, and “Against” Items 4 through 8. The Pacific Gas and Electric Company proxyholders will vote those shares “For” Items 1 and 2.
What if I do not submit my proxy?
Your shares will not be voted if you do not provide a proxy or vote at the Joint Annual Meeting.

Can I change my proxy vote?
Yes. You can change your proxy vote or revoke your proxy any time before it is exercised by (1) returning a signed proxy card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary in writing, or (4) submitting a written ballot at the meetings.
Is my vote confidential?
Yes. PG&E Corporation and Pacific Gas and Electric Company each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims.
Who will count the votes?
Mellon Investor Services LLC will act as the proxy tabulators and the inspectors of election for the 2005 annual meetings. Mellon Investor Services LLC is independent of PG&E Corporation and Pacific Gas and Electric Company and the companies’ respective directors, officers, and employees.
How many shares are eligible to vote at the annual meetings?
On February 22, 2005, there were 396,862,109 shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote. Each share is entitled to one vote.
On February 22, 2005, there were 16,558,280 shares of Pacific Gas and Electric Company preferred stock, $25 par value, and 321,314,760 shares of Pacific Gas and Electric Company common stock, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.
May I attend the annual meetings?
All shareholders of record as of the close of business on February 22, 2005, may attend the Joint Annual Meeting of PG&E Corporation and Pacific Gas and Electric Company. You must have an admission ticket to attend the annual meetings. Also, shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meetings.
If you are a registered shareholder, you will receive an admission ticket along with your proxy card. Please bring the admission ticket to the meetings. If a broker, bank, trustee, nominee, or other third party holds your shares, please inform that party that you plan to attend the annual meetings and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meetings and we will issue an admission ticket to you. If you cannot get a legal proxy in time, we will issue you an admission ticket if you bring a copy of your brokerage or bank account statement showing that you owned PG&E Corporation or Pacific Gas and Electric Company stock as of February 22, 2005.
Cameras, tape recorders, and other electronic recording devices will not be allowed in the meetings, other than for PG&E Corporation and Pacific Gas and Electric Company purposes. No items will be allowed into the meetings that might pose a safety or security risk.
Real-time captioning services and assistive listening devices will be available at the meetings. Please contact an usher if you wish to be seated in the real-time captioning section or if you need an assistive listening device. Audio cassette recordings of the meetings may be requested by calling the office of the Corporate Secretary at 1-415-267-7070.
May I bring a guest to the annual meetings?
Each registered shareholder or beneficial owner may bring up to a total of three of the following individuals to the Joint Annual Meeting: (1) a spouse or domestic partner, (2) legal proxies, (3) qualified representatives presenting the shareholder’s proposal, or (4) financial or legal advisors.
Shareholders must notify the Corporate Secretary in advance if they intend to bring any legal proxy, qualified representative, or advisor to the annual meeting. The notice must include the name and address of the legal proxy, representative, or advisor, and must be received at the principal executive office of the appropriate company by 5:00 p.m., Pacific time, on April 13, 2005, in order to allow enough time for issuance and delivery of additional admission tickets. We recommend that shareholders send their notice by a method that allows them to determine when the notice was received at the principal executive office of the appropriate company.
How will the annual meetings be conducted?
The company officer chairing the meetings has the authority necessary to preside over the meetings and to make any and all determinations regarding the conduct of the meetings.
After the official items of business on the agenda are introduced, there will be an opportunity for discussion concerning these items. Questions or comments must relate specifically to the items being considered. If the item being considered is a shareholder proposal described in the Joint Proxy Statement, the proponent or the proponent’s qualified representative may make a statement about that proposal.
Will I be able to ask questions during the annual meetings?
After consideration of the official items of business, there will be a general question and answer period. Questions and comments should pertain to corporate performance or matters of interest to shareholders generally; they should not relate to items of business already introduced and discussed. The meeting is not a forum to present general economic, political, or other views that are not directly related to the business of PG&E Corporation or Pacific Gas and Electric Company.
Shareholders will be recognized on a rotating basis. If you wish to speak, please raise your hand and wait to be recognized. When you are called upon, please direct your questions and comments to the company officer chairing the meetings. Each shareholder who is called upon will have a maximum of three minutes on any one question or comment.
How do PG&E Corporation and Pacific Gas and Electric Company select nominees for director?
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each select nominees based on recommendations received from the PG&E Corporation Nominating, Compensation, and Governance Committee. The Committee’s recommendations are based upon a review of the qualifications of Board candidates, and consultation with the PG&E Corporation Chairman of the Board, the PG&E Corporation Chief Executive Officer, and the Pacific Gas and Electric Company Chairman of the Board.
The Committee receives recommendations for director nominees from a variety of sources, including shareholders, management, and Board members. The Committee reviews all recommended candidates at the same time and uses the same review criteria for all candidates.
What are the qualifications for director?
Board members should be qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the company’s operations and understand the complexities of that company’s business environment. The Nominating, Compensation, and Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of each company’s Board, and submits its recommendations to the applicable Board for review and approval.
In conducting this review, the Nominating, Compensation, and Governance Committee considers the requirements for director independence contained in each company’s Corporate Governance Guidelines, as well as diversity, age, skills, and any other factors that it deems appropriate, given the current needs of the Board and that company.
May I recommend someone for PG&E Corporation and Pacific Gas and Electric Company to consider as a director nominee?
Shareholders may recommend a person to be a director of PG&E Corporation or Pacific Gas and Electric Company, as applicable, by writing to that company’s Corporate Secretary. Each recommendation must include:

1.	A brief description of the candidate,

2.	The candidate’s name, age, business address, and residence address,

3.	The candidate’s principal occupation and the class and number of shares of the company’s stock owned by the candidate, and

4.	Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director.
Recommended candidates may be required to provide additional information.
May I nominate someone to be a director during the annual meetings?
If you would like to nominate an individual for director of either PG&E Corporation or Pacific Gas and Electric Company during the Joint Annual Meeting, you must provide timely and proper written notice of the nomination in the manner described in the Bylaws of the appropriate company.
While you should consult the Bylaws for specific requirements, your notice generally should include:

1.	A brief description of your nomination,

2.	Your name and address, as they appear in the company’s records,

3.	The class and number of shares of the company’s stock that you own,

4.	Any material interest you may have in the nomination,

5.	The nominee’s name, age, business address, and residence address,

6.	The nominee’s principal occupation and the class and number of shares of the company’s stock owned by the nominee, and

7.	Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the nominee as a candidate for director.
Notices of director nominations that shareholders wish to bring before the 2006 annual meetings of PG&E Corporation or Pacific Gas and Electric Company, must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 27, 2006. If you wish to submit a nomination for a director candidate, we recommend that you use a method that allows you to determine when the nomination was received at the principal executive office of the appropriate company.
For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.
Where can I obtain information about the PG&E Corporation or Pacific Gas and Electric Company Corporate Governance Guidelines and Code of Conduct?
The Corporate Governance Guidelines for PG&E Corporation and Pacific Gas and Electric Company are included in this Joint Proxy Statement on pages 7 through 13.
The following documents are available on PG&E Corporation’s website, www.pgecorp.com, or Pacific Gas and Electric Company’s website, www.pge.com:

•	PG&E Corporation’s and Pacific Gas and Electric Company’s codes of conduct and ethics that apply to each company’s directors and employees, including executive officers,

•	PG&E Corporation’s and Pacific Gas and Electric Company’s Corporate Governance Guidelines, and

•	Charters of key Board committees including charters for the companies’ Audit Committees and the PG&E Corporation Nominating, Compensation, and Governance Committee.
Shareholders also may obtain print copies of these documents by sending a written request to the company’s Corporate Secretary.
When are shareholder proposals due for the 2006 annual meetings?
If you would like to submit a proposal to be included in either company’s proxy statement for the 2006 annual meetings, the company’s Corporate Secretary must receive your proposal by 5:00 p.m., Pacific time, on November 15, 2005.
If you would like to introduce any other business at either company’s 2006 annual meeting, you must provide timely and proper written notice of the matter in the manner described in the Bylaws of the appropriate company. For a copy of either company’s Bylaws, send a written request to that company’s Corporate Secretary.
For any other business that shareholders wish to bring before the 2006 annual meetings of PG&E Corporation or Pacific Gas and Electric Company, notices of that business must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on January 27, 2006. However, if the 2006 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2005 Joint Annual Meeting, the shareholder’s notice will be timely if it is received no later than the tenth day after the date on which that company publicly discloses the date of its 2006 annual meeting.
If you wish to submit a shareholder proposal or notice of other business to be brought before the 2006 annual meetings, we recommend that you use a method that allows you to determine when the shareholder proposal or notice of other business was received at the principal executive office of the company.
How much did this proxy solicitation cost?
PG&E Corporation and Pacific Gas and Electric Company hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $11,500 plus reasonable out-of-pocket expenses. In addition, PG&E Corporation and Pacific Gas and Electric Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.
What is the address of the principal executive office of PG&E Corporation or Pacific Gas and Electric Company?
PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, CA 94105

Pacific Gas and Electric Company
77 Beale Street, 32nd Floor
San Francisco, CA 94105
How do I contact the directors or officers of PG&E Corporation or Pacific Gas and Electric Company?
Correspondence to the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors or any individual directors (including the non-employee directors as a whole, or the Chair of the PG&E Corporation Nominating, Compensation, and Governance Committee, who serves as lead director) or officers should be sent in care of the Corporate Secretary to the principal executive office of the company. Correspondence addressed to either company’s Board of Directors as a body, or to all of the directors in their entirety, will be sent to the Chair of the Nominating, Compensation, and Governance Committee. The Corporate Secretary will regularly provide each Board with a summary of all such shareholder communications that the Corporate Secretary receives on behalf of that Board. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company have approved this process for shareholders to send communications to the Boards of Directors.
Your vote is important.
If you are not executing and submitting your proxy and voting instructions over the Internet or by telephone, please mark, sign, date, and mail the enclosed proxy card as soon as possible.

Corporate Governance Guidelines
December 15, 2004
Corporate Governance Commitment
PG&E Corporation and Pacific Gas and Electric Company have a commitment to good corporate governance practices. These practices provide a framework within which the Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company can pursue the business objectives of those companies. Their foundation is the independent nature of the Board and its fiduciary responsibility to the company’s shareholders.
Our corporate governance practices are documented in Corporate Governance Guidelines that are adopted by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company and that are updated from time to time as appropriate, and as recommended by the Nominating, Compensation, and Governance Committee.
The PG&E Corporation Corporate Governance Guidelines are reprinted below. The Pacific Gas and Electric Company Corporate Governance Guidelines are identical to the PG&E Corporation Corporate Governance Guidelines in all material respects.
Corporate Governance Guidelines

1.	Election of Directors

All members of the Board of Directors of PG&E Corporation (the “Corporation”) are elected each year and serve one-year terms. Directors are not elected for multiple-year, staggered terms.

2.	Composition of the Board

The Board’s membership is composed of qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the Corporation’s operations and understand the complexities of the Corporation’s business environment. The Board seeks to include a diversity of backgrounds, perspectives, and skills among its members. No member of the Board of Directors may be an employee of the American Stock Exchange or a floor member of that exchange.

3.	Independence of Directors

All members of the Board have a fiduciary responsibility to represent the best interests of the Corporation and all of its shareholders.

At least 75 percent of the Board is composed of independent directors, defined as directors who (1) are neither current nor former officers or employees of nor consultants to the Corporation or its subsidiaries, (2) are neither current nor former officers or employees of any other corporation on whose board of directors any officer of the Corporation serves as a member, and (3) otherwise meet the applicable definition of “independence” set forth in the New York Stock Exchange, American Stock Exchange, and Pacific Exchange rules. The Board must affirmatively determine whether a director is independent, and may develop categorical standards to assist the Board in determining whether a director has a material relationship with the Corporation, and thus is not independent. Such standards are set forth in Exhibit A to these Corporate Governance Guidelines. As provided in Article III, Section 1 of the Corporation’s Bylaws, the Chairman of the Board and the President are members of the Board.

4.	Selection of Directors

The Board nominates directors for election at the annual meeting of shareholders and selects directors to fill vacancies which occur between annual meetings. The Nominating, Compensation, and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer (CEO) (if the Chairman is not the CEO), reviews the qualifications of the Board candidates and presents recommendations to the full Board for action.

5.	Characteristics of Directors

The Nominating, Compensation, and Governance Committee annually reviews with the Board, and submits for Board approval, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Corporation.

6.	Selection of the Chairman of the Board and the Chief Executive Officer

The Chairman of the Board and the Chief Executive Officer are elected by the Board.

Based on the circumstances existing at a time that there is a vacancy in the office of either the Chairman of the Board or the Chief Executive Officer, the Board will consider whether the role of Chief Executive Officer should be separate from that of Chairman of the Board, and, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Corporation.

7.	Assessing the Board’s and Committees’ Performance

The Nominating, Compensation, and Governance Committee oversees the process for evaluating and assessing the performance of the Board, including Board committees. The Board conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Board evaluation includes an assessment of the Board’s contribution as a whole and specific areas in which the Board and/or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board as a whole, not to discuss the performance of individual directors. The Audit Committee and the Nominating, Compensation, and Governance Committee conduct annual self-evaluations, and any other permanent Board committee that meets on a regular basis conducts periodic self-evaluations. The Board committees provide the results of any self-evaluation to the Nominating, Compensation, and Governance Committee, which will review those results and provide them to the Board for consideration in the Board’s self-evaluation.

8.	Size of the Board

As provided in paragraph I of Article Third of the Corporation’s Articles of Incorporation, the Board is composed of no less than 7 and no more than 13 members. The exact number of directors is determined by the Board based on its current composition and requirements, and is specified in Article II, Section 1 of the Corporation’s Bylaws.

9.	Advisory Directors

The Board may designate future directors as advisory directors in advance of their formal election to the Board. Advisory directors attend Board and committee meetings, and receive the same compensation as regular directors. They do not, however, vote on matters before the Board. In this manner, they become familiar with the Corporation’s business before assuming the responsibility of serving as a regular director.

10.	Directors Who Change Responsibilities

Directors shall offer their resignations when they change employment or the major responsibilities they held when they joined the Board. This does not mean that such directors should leave the Board. However, the Board, via the Nominating, Compensation, and Governance Committee, should have the opportunity to review the appropriateness of such directors’ nomination for re-election to the Board under these circumstances.

Directors who are officers of the Corporation also shall offer their resignations upon retirement or other termination of active PG&E Corporation employment.

11.	Retirement Age

The Board may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 70.

12.	Compensation of Directors

The Board sets the level of compensation for directors, based on the recommendation of the Nominating, Compensation, and Governance Committee, and taking into account the impact of compensation on director independence. Directors who are also current employees of the Corporation receive no additional compensation for service as directors.

The Nominating, Compensation, and Governance Committee reviews periodically the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of outside experts in the field of executive compensation.

13.	Meetings of the Board

As provided in Article II, Section 4 of the Corporation’s Bylaws, the Board meets regularly on previously determined dates. Board meetings shall be held at least quarterly. As provided in Article II, Section 5 of the Bylaws, the Chairman of the Board, the President, the Chair of the Executive Committee, or any five directors may call a special meeting of the Board at any time.

Each Board member is expected to regularly attend Board meetings and meetings of the committees on which the director serves (either in person or by telephone or other similar communication equipment), and to attend annual meetings of the Corporation’s shareholders. Pursuant to proxy disclosure rules, the Corporation’s proxy statement identifies each director who during the last fiscal year attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and each Board committee on which the director served.

14.	Lead Director

The Chair of the Nominating, Compensation, and Governance Committee shall be the lead director, and shall be selected by the independent directors. The lead director shall act as a liaison between the Chairman of the Board and the independent directors, and shall preside at all meetings at which the Chairman is not present. The lead director approves the agendas and schedules for meetings of the Board, and approves information sent to the members of the Board. The lead director has authority to call special meetings of the independent directors.

15.	Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings are chaired by the lead director. Each such meeting includes a subsequent discussion with the Chairman of the Board (if the Chairman is not an independent director) and the Chief Executive Officer (if the Chairman is not the CEO).

The Chair of the Nominating, Compensation, and Governance Committee, as lead director, establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

16.	Board Agenda Items

The Chairman of the Board, in consultation with the Chief Executive Officer (if the Chairman is not the CEO), establishes the agenda for each meeting.

Board members are encouraged to suggest the inclusion of items on the agenda.

17.	Board Materials and Presentations

The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are concise summaries of the relevant information, designed to provide a foundation for the Board’s discussion of key issues and make the most efficient use of the Board’s meeting time. Directors may request from the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) any additional information they believe to be necessary to perform their duties.

18.	Regular Attendance of Non-Directors at Board Meetings

Members of management, as designated by the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), attend each meeting of the Board.

19.	Board Committees

The Board establishes committees to assist the Board in overseeing the affairs of the Corporation.

Currently, there are five committees. The Executive Committee exercises all powers of the Board (subject to the provisions of law and limits imposed by the Board) and meets only at such times as it is infeasible to convene a meeting of the full Board. The Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee are each responsible for defined areas delegated by the Board.

20.	Membership of Board Committees

All permanent Board committees, other than the Executive Committee, are chaired by independent directors. Each independent committee chair shall act as a liaison between the Chairman of the Board and the respective committee, and shall preside at all meetings of that committee. Each independent committee chair approves the agendas and schedules for meetings of the respective committee, and approves information sent to the committee members. Each independent committee chair has authority to call special meetings of the respective committee.

The Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee are

composed entirely of independent directors, as defined in Section 3 of these guidelines.

Members of the Audit Committee also must satisfy the audit committee independence and qualification requirements established by the Securities and Exchange Commission, the New York Stock Exchange, the American Stock Exchange, the Pacific Exchange, and any other stock exchange on which securities of the Corporation or Pacific Gas and Electric Company are listed. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than the Corporation and its subsidiaries, that Committee member must inform the Corporation’s Board of Directors and, in order for that member to continue serving on the Corporation’s Audit Committee, the Board of Directors must affirmatively determine that such simultaneous service does not impair the ability of that member to serve effectively on the Corporation’s Audit Committee.

21.	Appointment of Committee Members

The composition of each committee is determined by the Board of Directors.

The Nominating, Compensation, and Governance Committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) and with consideration of the wishes of the individual directors, recommends to the full Board the chairmanship and membership of each committee.

22.	Committee Agenda Items

The chair of each committee, in consultation with the appropriate members of management, establishes the agenda for each meeting.

At the beginning of the year, each committee issues a work plan of subjects to be discussed during the year, to the extent such subjects can be foreseen. Copies of these annual work plans are provided to all directors.

23.	Committee Materials and Presentations

The agenda for each committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the committee members’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters to be presented for committee action.

24.	Attendance at Committee Meetings

The chair of each committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), determines the appropriate members of management to attend each meeting of the Committee.

Any director or advisory director may attend any meeting of any committee with the concurrence of the committee chair.

25.	Formal Evaluation of the Chief Executive Officer

The independent directors annually review and evaluate the performance of the Chief Executive Officer. The review is based upon objective criteria, including the performance of the business and accomplishment of objectives previously established in consultation with the Chief Executive Officer.

The results of the review and evaluation are communicated to the Chief Executive Officer by the Chair of the Nominating, Compensation, and Governance Committee, and are used by that Committee and the Board when considering the compensation of the CEO.

26.	Management Development and Succession Planning

The Chief Executive Officer reports annually to the Board on management development and succession planning. This report includes the CEO’s recommendation for a successor should the CEO become unexpectedly disabled.

27.	Communications with External Entities

The Chief Executive Officer is responsible for all communications with the media, the financial community, or other external entities pertaining to the affairs of the Corporation. Directors refer any inquiries from such entities to the CEO for handling.

28.	Access to Independent Advisors

The Board of Directors and its committees have the right to retain independent outside financial, legal, or other advisors, as necessary and appropriate. The Corporation shall bear the costs of retaining such advisors.

29.	Director Orientation and Continuing Education

The Corporation provides information to new directors on subjects that would assist them in discharging their duties, and periodically provides briefing sessions or materials for all directors on such subjects.

30.	Communications with Shareholders

The Chair of the Nominating, Compensation, and Governance Committee shall be designated as the director who receives written communications from the Corporation’s shareholders, in care of the Corporate Secretary. The Corporate Secretary shall forward to the Chair of the Nominating, Compensation, and Governance Committee any shareholder communications addressed to the Board of Directors as a body or to all the directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate.

31.	Legal Compliance and Business Ethics

The Board of Directors is responsible for exercising reasonable oversight with respect to the implementation and effectiveness of the Corporation’s legal compliance and ethics program. In that role, the Board of Directors shall be knowledgeable about the content and operation of the Corporation’s compliance and ethics program, but may delegate more detailed oversight to a committee of the Board of Directors.

Exhibit A
PG&E Corporation
Corporate Governance Guidelines
Categorical Standards for Identifying “Material”
Relationships That May Affect Director Independence
Adopted: December 17, 2003
Amended as of February 18, 2004, and December 15, 2004
The following categories of relationships between a director and PG&E Corporation shall be considered “material.” The existence of a “material” relationship provides a rebuttable presumption that the affected director is not “independent,” absent a specific determination by the Board of Directors to the contrary.
A director has a “material” relationship with the Corporation in the following circumstances:
Employment

•	If a director is a current or former employee of the Corporation.

•	If a member of the director’s immediate family is or was employed as a Section 16 Officer of the Corporation, unless such employment ended more than three years ago.
Direct Compensation from the Corporation

•	If a director is a consultant to the Corporation.

•	If a director or his or her immediate family member receives, or during the past three years received, more that $100,000 per year or rolling 12-month period in direct compensation from the Corporation. “Direct compensation” does not include director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or compensation received by a director’s immediate family member for service as an employee (unless the immediate family member received compensation for services as a Section 16 Officer, in which case the director has a material relationship with the Corporation).
Internal or External Auditors

•	If a director or his or her immediate family member is, or during the past three years was, affiliated with, or employed by, a firm that serves or served during the past three years as the Corporation’s internal or external auditor.
Director Interlock

•	If a director is a current or former officer or employee of any other company on whose board of directors any officer of the Corporation serves as a member.

•	If a director’s immediate family member is, or during the past three years was, employed by another company where any of the Corporation’s present Section 16 Officers concurrently serves on that company’s compensation committee.
Business Relationships

•	If a director is a current Section 16 Officer or employee, or his or her immediate family member is a current Section 16 Officer, of a company (which does not include charitable, non-profit, or tax-exempt entities) that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, during any of the past three years. The director is not “independent” until three years after falling below such threshold. (Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Corporation and the director or immediate family member’s current employer; the Corporation need not consider former employment of the director or immediate family member.)
Charitable Relationships

•	If the director (or a relative) is a trustee, director, or employee of a charitable or non-profit organization that receives grants or endowments from the Corporation or its affiliates exceeding the greater of $200,000 or 2 percent of the recipient’s gross revenues during the Corporation’s or the recipient’s most recent completed fiscal year.

Notes

•	During the first year after adoption of these standards, only a one-year look-back applies. The three-year look-back will apply thereafter.

•	“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, or is financially dependent on such person.

•	“Corporation” includes any consolidated subsidiaries or parent companies.

•	“Section 16 Officer” means “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, and includes the president, the principal financial officer, the principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policymaking function, or any other person who performs similar policymaking functions for that company.

Item No. 1:
Election of Directors of PG&E Corporation and
Pacific Gas and Electric Company
Shareholders are being asked to elect 9 directors to serve on the Board of Directors of PG&E Corporation and 10 directors to serve on the Board of Directors of Pacific Gas and Electric Company. If elected as director, those individuals will hold office until the next annual meetings or until their successors shall be elected and qualified, except in the case of death, resignation, or removal of a director.
The 9 nominees for director of PG&E Corporation and the 10 nominees for director of Pacific Gas and Electric Company whom the respective Boards propose for election are the same, except for Gordon R. Smith, who is a nominee for the Pacific Gas and Electric Company Board only. One of the current members of the Boards of Directors, David M. Lawrence, MD, will retire from the Boards of Directors effective at the adjournment of the 2005 Joint Annual Meeting, and is not nominated for election to the Boards.
The composition of the PG&E Corporation slate of director nominees is consistent with the policy set forth in the PG&E Corporation Corporate Governance Guidelines that at least 75 percent of the Board shall be composed of “independent” directors, as defined in the Corporate Governance Guidelines, and as set forth on pages 7 through 13 of this Joint Proxy Statement.
This policy is also set forth in the Corporate Governance Guidelines adopted by the Pacific Gas and Electric Company Board of Directors. However, that company’s Board of Directors has temporarily waived this policy. The terms of the waiver require that at least two-thirds of the Board shall be composed of independent directors. Following the election of two new directors to the Pacific Gas and Electric Company Board of Directors, effective January 1, 2005, the percentage of independent directors became approximately 73 percent. If the Pacific Gas and Electric Company slate of director nominees is elected, the percentage of independent directors will be 70 percent.
The Boards of Directors of both PG&E Corporation and Pacific Gas and Electric Company continue to comply with applicable stock exchange rules, which only require that a majority of the Board of Directors be independent.
Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of PG&E Corporation and Pacific Gas and Electric Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock of PG&E Corporation and Pacific Gas and Electric Company are provided in separate sections following the biographical information on the nominees.
All of the nominees have agreed to serve if elected. If any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxyholders named on the enclosed PG&E Corporation or Pacific Gas and Electric Company proxy card will vote for substitute nominees at their discretion.
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend the Election of the Nominees for Director Presented in This Joint Proxy Statement.

Nominees for Directors of PG&E Corporation and
Pacific Gas and Electric Company
Biographical Information

David R. Andrews
Mr. Andrews is retired Senior Vice President Government Affairs, General Counsel, and Secretary of PepsiCo, Inc. (food and beverage businesses). He held that position from February 2002 to November 2004. Prior to joining PepsiCo, Inc., Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP from May 2000 to January 2002 and from 1981 to July 1997. From August 1997 to April 2000, he served as the legal advisor to the U.S. Department of State. Mr. Andrews, 63, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 2000. He also is a director of UnionBanCal Corporation.

Leslie S. Biller
Mr. Biller is retired Vice Chairman and Chief Operating Officer of Wells Fargo & Company (financial services and retail banking). He held that position from November 1998 until his retirement in October 2002. Mr. Biller, 57, was an advisory director of PG&E Corporation and Pacific Gas and Electric Company from January 2003 to February 2004, and has been a director of PG&E Corporation and Pacific Gas and Electric Company since February 2004. He also is a director of Ecolab Inc.

David A. Coulter
Mr. Coulter is Vice Chairman of JPMorgan Chase & Co. (financial services and retail banking), and has held that position since January 2001. Prior to the merger with J.P. Morgan & Co. Incorporated, he was Vice Chairman of The Chase Manhattan Corporation (bank holding company) from August 2000 to December 2000. He was a partner in the Beacon Group, L.P. (investment banking firm) from January 2000 to July 2000. Mr. Coulter, 57, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996. He also is a director of Strayer Education, Inc.

C. Lee Cox
Mr. Cox is retired Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular (cellular telephone and paging services). He was an executive officer of AirTouch Communications, Inc. and its predecessor, PacTel Corporation, from 1987 until his retirement in April 1997. Mr. Cox, 63, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996.

Peter A. Darbee
Mr. Darbee is President and Chief Executive Officer of PG&E Corporation and has held that position since January 2005. He was Senior Vice President and Chief Financial Officer of PG&E Corporation from September 1999 to December 2004. Mr. Darbee, 52, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005.

Robert D. Glynn, Jr.
Mr. Glynn is Chairman of the Board of PG&E Corporation and Pacific Gas and Electric Company. He has been an officer of PG&E Corporation since December 1996 and an officer of Pacific Gas and Electric Company since January 1988. Mr. Glynn, 62, has been a director of Pacific Gas and Electric Company since 1995 and a director of PG&E Corporation since 1996.

Mary S. Metz
Dr. Metz is retired President of S. H. Cowell Foundation, and held that position from January 1999 to March 2005. She is Dean Emerita of University Extension of the University of California, Berkeley, and President Emerita of Mills College. Dr. Metz, 67, has been a director of Pacific Gas and Electric Company since 1986 and a director of PG&E Corporation since 1996. She also is a director of Longs Drug Stores Corporation, SBC Communications Inc., and UnionBanCal Corporation.

Barbara L. Rambo
Ms. Rambo is Chief Executive Officer of Nietech Corporation (payments technology company), and has held that position since November 2002. Prior to joining Nietech, Ms. Rambo was a director of OpenClose Technologies (financial services company) from January 2000 through March 2002. She served as Chairman of the Board of OpenClose Technologies from July 2001 to December 2001 and as President and Chief Executive Officer of that company from January 2000 to June 2001. Previously, Ms. Rambo held various executive positions at Bank of America, most recently serving as Group Executive Vice President and Head of National Commercial Banking. Ms. Rambo, 52, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005. She also is a director of The Gymboree Corporation.

Gordon R. Smith*
Mr. Smith is President and Chief Executive Officer of Pacific Gas and Electric Company. He has been an officer of Pacific Gas and Electric Company since 1980. Mr. Smith, 57, has been a director of Pacific Gas and Electric Company since 1997.

Barry Lawson Williams
Mr. Williams is President of Williams Pacific Ventures, Inc. (business investment and consulting), and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams, 60, has been a director of Pacific Gas and Electric Company since 1990 and a director of PG&E Corporation since 1996. He also is a director of CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, R.H. Donnelley Corporation, The Simpson Manufacturing Company Inc., and SLM Corporation.

*	Gordon R. Smith is a nominee for director of Pacific Gas and Electric Company only.

Information Regarding the
Boards of Directors of PG&E Corporation and
Pacific Gas and Electric Company
The following section describes (1) the composition of the Boards of Directors and key Board committees of PG&E Corporation and Pacific Gas and Electric Company, (2) the functioning of the Boards and key Board committees, (3) qualifications and compensation of directors, and (4) other information regarding the director nominees.
Director Independence
What independence guidelines apply to the Boards of Directors?
The PG&E Corporation Corporate Governance Guidelines set forth a policy that 75 percent of the directors should be independent, as defined in the Guidelines. The Board of Directors of PG&E Corporation also is subject to New York Stock Exchange and Pacific Exchange rules, which require that a majority of the directors be independent, as defined in the specific stock exchange’s rules, and that independent directors meet regularly.
The Pacific Gas and Electric Company Corporate Governance Guidelines also set forth a policy that 75 percent of the directors should be independent, as defined in the Guidelines. However, that company’s Board of Directors has temporarily waived this policy. The terms of the waiver require that at least two-thirds of the Board shall be composed of independent directors.
The Board of Directors of Pacific Gas and Electric Company is subject to American Stock Exchange rules requiring that the independent directors meet regularly. The Pacific Gas and Electric Company Board is not subject to American Stock Exchange and Pacific Exchange rules requiring that at least a majority of the directors meet the specific stock exchange’s definition of “independent director.” Pacific Gas and Electric Company is exempt from these requirements because PG&E Corporation and a subsidiary hold approximately 95 percent of the voting power in Pacific Gas and Electric Company, and Pacific Gas and Electric Company is a “controlled subsidiary.”
Are the directors independent?
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have affirmatively determined that the following directors are independent: David R. Andrews, Leslie S. Biller, David A. Coulter, C. Lee Cox, David M. Lawrence, MD, Mary S. Metz, Barbara L. Rambo, and Barry Lawson Williams. These independent directors:

•	Do not have any material relationship with either PG&E Corporation or Pacific Gas and Electric Company that would interfere with the exercise of independent judgment,

•	Are “independent” as defined by applicable New York Stock Exchange, American Stock Exchange, and Pacific Exchange rules, and

•	Satisfy each of the categorical standards adopted by the Boards for determining whether a specific relationship is “material” and a director is independent. Those categorical standards are set forth on pages 12 and 13 of this Joint Proxy Statement.
Only independent directors may serve on PG&E Corporation’s Audit Committee, Finance Committee, Nominating, Compensation, and Governance Committee, and Public Policy Committee, and on Pacific Gas and Electric Company’s Audit Committee. Independent directors also must serve as chairs of any key committees of the PG&E Corporation or Pacific Gas and Electric Company Boards of Directors, with the exception of the Executive Committees.
Do the independent directors meet without the other directors?
The independent directors of PG&E Corporation and Pacific Gas and Electric Company meet in executive session without the other directors at each regularly scheduled Board meeting. The Chair of the PG&E Corporation Nominating, Compensation, and Governance Committee, who is the lead director, presides over these executive session meetings. At the end of each executive session meeting, the independent directors meet with the PG&E Corporation Chairman of the Board and the PG&E Corporation Chief Executive Officer.
The Chair of the Nominating, Compensation, and Governance Committee, as lead director, establishes the agenda for each executive session meeting of independent directors. The lead director currently is C. Lee Cox. The lead director also determines which, if any, other individuals, including members of management and independent advisors, should attend each executive session meeting.

Board Committees
What are the key committees of the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors?
The key committees of the PG&E Corporation Board of Directors are the Executive Committee, the Audit Committee, the Finance Committee, the Nominating, Compensation, and Governance Committee, and the Public Policy Committee.
The Pacific Gas and Electric Company Board of Directors has two key committees, the Executive Committee and the Audit Committee.
All committee members are directors of PG&E Corporation or Pacific Gas and Electric Company, as appropriate. To ensure that all committee members can perform their duties in a fully informed manner, committee members and other directors have access to all of PG&E Corporation’s and Pacific Gas and Electric Company’s books, records, and other documents. The current membership and duties of these committees are described below.

Nominating,
							Compensation,		Public
	Executive		Audit		Finance		and Governance		Policy
	Committees		Committees		Committee		Committee		Committee

Non-Employee Directors:

D. R. Andrews			X						X

L. S. Biller			X		X

D. A. Coulter	X				X	*	X

C. L. Cox	X				X		X	*(1)

D. M. Lawrence, MD (through April 20, 2005)							X		X

M. S. Metz	X		X						X	*

B. L. Rambo (beginning January 1, 2005)					X		X

B. L. Williams	X		X	*(2)	X		X

Employee Directors:

P. A. Darbee	X

R. D. Glynn, Jr.	X	*

G. R. Smith	X	(3)

Number of Meetings in 2004 (PG&E Corporation/ Pacific Gas and Electric Company where applicable)	0/0		5/5		6		7		4

*	Committee Chair

(1)	Lead director
(2)	Audit Committee financial expert as defined by the Securities and Exchange Commission
(3)	Member of the Pacific Gas and Electric Company Executive Committee only
Committee Charters
Each company’s Board of Directors has adopted a formal charter for each of the above Board committees. A copy of the charter for each of the listed PG&E Corporation Board Committees can be found in the Corporate Governance section of the corporation’s website, at www.pgecorp.com. A copy of the charter for each of the listed Pacific Gas and Electric Company Board Committees can be found in the Corporate Governance section of the company’s website, at www.pge.com. Shareholders also may obtain a print copy of any committee’s charter by sending a written request to the appropriate company’s Corporate Secretary.
Executive Committees
What are the Executive Committees’ responsibilities?
Each Executive Committee may exercise any of the powers and perform any of the duties of the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). This authority is subject to provisions of law and certain limits imposed by the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). The Executive Committees meet as needed.
Each company’s Chairman of the Board of Directors serves as the chair of that Company’s executive Committee.
Audit Committees
What are the Audit Committees’ responsibilities?
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company advise and assist the appropriate Board of Directors in fulfilling its responsibilities in connection with financial and accounting practices, internal controls, external and internal auditing programs, business ethics, and compliance with laws, regulations, and policies that may have a material impact on the consolidated financial statements of PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries.
The Audit Committees’ responsibilities are set forth in each Committee’s charter. Among other things, the Audit Committees:

•	Are responsible for the selection, appointment, compensation, and oversight of the work of the independent public accountants that PG&E Corporation and Pacific Gas and Electric Company, as applicable, employ to prepare or issue audit reports or perform related work,

•	Satisfy themselves as to the independence and competence of the appropriate company’s independent public accountants,

•	Pre-approve all auditing and non-auditing services that the independent public accountants provide to PG&E Corporation and Pacific Gas and Electric Company, as applicable,

•	Review and discuss with the independent public accountants, and with the appropriate company’s officers and internal auditors, the scope and results of the independent public accountants’ audit work, consolidated quarterly and annual financial statements, the quality and effectiveness of internal controls, and compliance with laws, regulations, policies, and programs, and

•	Make further inquiries as they deem necessary or desirable to inform themselves of the affairs of the companies and their subsidiaries.
One member of each Audit Committee is appointed by the appropriate Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Audit Committees?
Independence. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be independent, as defined in Securities and Exchange Commission rules regarding audit committee independence, and as defined in applicable New York Stock Exchange, American Stock Exchange and Pacific Exchange rules.
Each Board of Directors has determined that all members of each company’s Audit Committee are independent under applicable regulations.
Financial literacy and expertise. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be financially literate, as defined in the applicable New York Stock Exchange, American Stock Exchange, and Pacific Exchange rules. All members of the Audit Committees are financially literate.
One member of each Audit Committee also must be an “audit committee financial expert” or otherwise have accounting or related financial management expertise. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have determined that Barry Lawson Williams, the independent chair of each company’s Audit Committee, is an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
Service on other audit committees. Each company’s Corporate Governance Guidelines set forth a policy regarding how many other public company audit committees the Audit Committees members serve on. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries, that Committee member must inform the appropriate company’s Board of Directors. In order for that member to continue serving on the Audit Committee, the Board of Directors must affirmatively determine that the simultaneous service does not impair that committee member’s ability to serve effectively on the Audit Committee.
No member of the Audit Committees currently serves on more than three additional public company audit committees.
Finance Committee
What are the Finance Committee’s responsibilities?
The Finance Committee of PG&E Corporation advises and assists the Board with respect to the financial and capital investment policies and objectives of PG&E Corporation and its subsidiaries, including specific actions required to achieve those objectives. The Finance Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee reviews:

•	Long-term financial and investment plans and strategies,

•	Annual financial plans,

•	Dividend policy,

•	Short-term and long-term financing plans,

•	Proposed capital expenditures,

•	Proposed divestitures,

•	Major commercial banking, investment banking, financial consulting, and other financial relations of PG&E Corporation or its subsidiaries, and

•	Risk management activities.
Each year the Finance Committee also presents for the Board of Directors’ review and approval (1) a five-year financial plan for PG&E Corporation and its subsidiaries that incorporates, among other things, the Corporation’s business strategy goals, and (2) an annual budget that reflects elements of the approved five-year plan. Members of the Board of Directors receive a monthly report that compares the Corporation’s performance to the budget and provides other information about financial performance.
One member of the Committee is appointed by the Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Finance Committee?
The Finance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange and Pacific Exchange rules. All Committee members meet these independence requirements.
Nominating, Compensation, and Governance Committee
What are the Nominating, Compensation, and Governance Committee’s responsibilities?
The Nominating, Compensation, and Governance Committee of PG&E Corporation advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to:

•	The selection and compensation of directors,

•	Employment, compensation, and benefits policies and practices,

•	The development, selection, and compensation of policy-making officers, and

•	Corporate governance matters, including the performance and effectiveness of the Boards and the companies’ governance principles and practices.
The Nominating, Compensation, and Governance Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee:

•	Reviews and acts upon the compensation of officers of PG&E Corporation and its subsidiaries, although the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers,

•	Recommends to the independent members of the appropriate Board of Directors the compensation of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company,

•	Reviews long-range planning for executive development and succession,

•	Reviews the composition and performance of the Boards of PG&E Corporation and Pacific Gas and Electric Company, and

•	Reviews the Corporate Governance Guidelines of PG&E Corporation and Pacific Gas and Electric Company.
One member of the Committee is appointed by the Board of Directors as the committee’s chair. The Chair of the Nominating, Compensation, and Governance Committee chairs executive session meetings of the independent directors of PG&E Corporation and Pacific Gas and Electric Company, and is the lead director for these meetings.

Do special requirements apply to members of the Nominating, Compensation, and Governance Committee?
The Nominating, Compensation, and Governance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange and Pacific Exchange rules. All Committee members meet these independence requirements.
Because PG&E Corporation and a subsidiary hold approximately 95 percent of the voting power in Pacific Gas and Electric Company, that company is a “controlled subsidiary” of PG&E Corporation and will not be subject to certain American Stock Exchange rules that would otherwise require that all members of the Committee meet the American Stock Exchange definition of “independent director” and would impose requirements on Pacific Gas and Electric Company’s director nomination process and methods for determining executive compensation.
Public Policy Committee
What are the Public Policy Committee’s responsibilities?
The Public Policy Committee of PG&E Corporation advises and assists the Board of Directors with respect to public policy issues that could affect significantly the interests of the customers, shareholders, or employees of PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries.
The Public Policy Committee’s responsibilities are set forth in the Committee’s charter. Among other things, the Committee reviews the policies and practices of PG&E Corporation and its subsidiaries with respect to:

•	Protection and improvement of the quality of the environment,

•	Charitable and community service organizations and activities,

•	Equal opportunity in hiring and promoting employees, and

•	Development of minority-owned and women-owned businesses as suppliers to PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries.
One member of the Committee is appointed by the Board of Directors as the Committee’s Chair.
Do special requirements apply to members of the Public Policy Committee?
The Public Policy Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange and Pacific Exchange rules. All Committee members meet these independence requirements.
Attendance at Board and Committee Meetings and at the 2004 Annual Meetings of Shareholders
How many Board and committee meetings did the directors attend during 2004?
During 2004, there were 9 meetings of the PG&E Corporation Board of Directors and 22 meetings of the PG&E Corporation Board committees. Overall attendance of incumbent directors at those meetings was 96.00 percent. Each PG&E Corporation director attended at least 75 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2004.
During 2004, there were 8 meetings of the Pacific Gas and Electric Company Board of Directors and 5 meetings of the Pacific Gas and Electric Company Board committees. Overall attendance of incumbent directors at those meetings was 95.60 percent. Each Pacific Gas and Electric Company director attended at least 75 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2004.
How many directors attended the 2004 annual meetings?
Each member of the Board of Directors of PG&E Corporation or Pacific Gas and Electric Company is expected to attend that company’s annual meeting of shareholders.
Seven directors attended PG&E Corporation’s 2004 annual meeting of shareholders.
Eight directors attended Pacific Gas and Electric Company’s 2004 annual meeting of shareholders.
Compensation of Directors
What retainers and fees do directors receive as compensation?
Each director who is not an officer or employee of PG&E Corporation or Pacific Gas and Electric Company receives a quarterly retainer of $11,250. The non-employee directors who chair the Finance Committee and the Public Policy Committee each receive an additional quarterly retainer of $1,875, and the non-employee directors who chair the Audit

Committees and the Nominating, Compensation, and Governance Committee each receive an additional quarterly retainer of $12,500.
Non-employee directors also receive a fee of $1,750 for each Board or Board committee meeting attended, except that members of the Audit Committees receive a fee of $2,750 for each Audit Committee meeting attended.
Do directors receive stock-based compensation?
Under the Non-Employee Director Stock Incentive Plan, which is a component of the PG&E Corporation Long-Term Incentive Program, each year on the first business day of January, each non-employee director of PG&E Corporation is entitled to receive stock-based grants with a total aggregate equity value of $60,000, composed of:

•	Restricted shares of PG&E Corporation common stock valued at $30,000 (based on the closing price of PG&E Corporation common stock on the first business day of the year), and

•	A combination, as elected by the director, of non-qualified stock options and common stock equivalents with a total value of $30,000, based on increments valued at $5,000.
The per-option value is based on the Black-Scholes stock option valuation method, discounting the resulting value by 20 percent. The exercise price of stock options is the market value of PG&E Corporation common stock (i.e., the closing price) on the date of grant.
Restricted stock and stock options vest over the five-year period following the date of grant, except that restricted stock and stock options will vest immediately upon mandatory retirement from the Board, upon a director’s death or disability, or in the event of a change in control. If a director ceases to be a member of the Board for any other reason, any unvested restricted stock and unvested stock options will be forfeited.
Common stock equivalents awarded to non-employee directors are payable only in the form of PG&E Corporation common stock following a director’s retirement from the Board after five consecutive years of service or upon reaching mandatory retirement age, upon a director’s death or disability, or in the event of a change in control. If a director ceases to be a member of the Board for any other reason, all common stock equivalents will be forfeited.
Prior to July 1, 2004, the total aggregate equity value of annual stock-based grants under the Non-Employee Director Stock Incentive Plan was $30,000, which consisted of (1) restricted stock valued at $10,000, and (2) a combination, as elected by an eligible director, of non-qualified stock options and common stock equivalents with a total value of $20,000.
How much stock-based compensation did directors receive during 2004?
On January 2, 2004, each non-employee director received 367 restricted shares of PG&E Corporation common stock. In addition, directors who were granted stock options received options to purchase 1,259 shares of PG&E Corporation common stock for each $5,000 increment of value (subject to a $20,000 limit) at an exercise price of $27.23 per share, and directors who were granted common stock equivalents received 184 common stock equivalent units for each $5,000 increment of value (subject to a $20,000 limit).
Are directors paid for attending meetings of both PG&E Corporation and Pacific Gas and Electric Company?
Directors who serve on both the PG&E Corporation and Pacific Gas and Electric Company Boards and corresponding committees do not receive additional compensation for concurrent service on Pacific Gas and Electric Company’s Board or its committees. However, separate meeting fees are paid for each meeting of the Pacific Gas and Electric Company Board, or a Pacific Gas and Electric Company Board committee, that is not held concurrently or sequentially with a meeting of the PG&E Corporation Board or a corresponding PG&E Corporation Board committee. It is the usual practice of PG&E Corporation and Pacific Gas and Electric Company that meetings of the companies’ Boards and corresponding committees are held concurrently and, therefore, that a single meeting fee is paid to each director for each set of meetings.
May directors defer receiving retainers and fees?
Under the Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation or Pacific Gas and Electric Company may elect to defer all or part of their retainers and fees. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation be invested in the Utility Bond Fund.
Are the directors reimbursed for travel and other expenses?
Directors of PG&E Corporation or Pacific Gas and Electric Company are reimbursed for reasonable expenses incurred for participating in Board meetings,

committee meetings, or other activities undertaken on behalf of PG&E Corporation or Pacific Gas and Electric Company.
Do directors receive retirement benefits from PG&E Corporation or Pacific Gas and Electric Company?
The PG&E Corporation Retirement Plan for Non-Employee Directors was terminated effective January 1, 1998. Directors who had accrued benefits under the Plan were given a one-time option of either (1) receiving the benefit accrued through 1997, upon their retirement, or (2) converting the present value of their accrued benefit into a PG&E Corporation common stock equivalent investment held in the Deferred Compensation Plan for Non-Employee Directors. The payment of accrued retirement benefits, or distributions from the Deferred Compensation Plan relating to the conversion of retirement benefits, cannot be made until the later of age 65 or retirement from the Board.
Legal Proceedings
California Attorney General Complaint and Related Litigation
California Attorney General Complaint
This complaint, filed January 10, 2002, in San Francisco Superior Court against PG&E Corporation and its directors, directors of Pacific Gas and Electric Company, and other parties, alleges unfair or fraudulent business acts or practices in violation of California Business and Professions Code Section 17200. The claims are based on alleged violations of conditions established in the California Public Utilities Commission’s (CPUC) holding company decisions caused by PG&E Corporation’s alleged failure to provide adequate financial support to Pacific Gas and Electric Company during the California energy crisis.
The Attorney General also alleged that certain ringfencing transactions by which PG&E Corporation subsidiaries complied with credit rating agency criteria to establish independent credit ratings violated the holding company conditions, and included provisions that reduced PG&E Corporation’s cash and impaired its ability to comply with the capital requirements condition. On January 9, 2002, the CPUC issued a decision interpreting the capital requirements condition (which it terms the “first priority condition”) and concluded that the condition, at least under certain circumstances, includes the requirement that each of the holding companies “infuse the utility with all types of capital necessary for the utility to fulfill its obligation to serve.”
The three major California investor-owned energy utilities and their parent holding companies appealed these decisions. On May 21, 2004, the California Court of Appeal issued an opinion finding that the CPUC had limited jurisdiction over the holding companies to enforce the conditions imposed by the CPUC on their formations, but that the CPUC’s decision interpreting the capital requirements condition was not ripe for review. PG&E Corporation appealed the decision of the California Court of Appeal finding that the CPUC had limited jurisdiction to the California Supreme Court, but on September 1, 2004, the California Supreme Court denied PG&E Corporation’s petition.
The Attorney General’s complaint seeks injunctive relief, the appointment of a receiver, civil penalties of $2,500 against each defendant for each violation of California Business and Professions Code Section 17200, that the total penalty not be less than $500 million, and costs of the lawsuit.
In addition, the Attorney General alleged that, through Pacific Gas and Electric Company’s bankruptcy proceedings, PG&E Corporation and Pacific Gas and Electric Company engaged in unlawful, unfair, and fraudulent business practices by seeking to implement the transactions proposed in the proposed Plan of Reorganization filed in Pacific Gas and Electric Company’s bankruptcy proceeding. The Attorney General’s complaint also seeks restitution of assets allegedly wrongfully transferred to PG&E Corporation from Pacific Gas and Electric Company. In PG&E Corporation’s view, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) has original and exclusive jurisdiction of these claims. Therefore, on February 8, 2002, PG&E Corporation filed a notice of removal in the Bankruptcy Court to transfer the Attorney General’s complaint to the Bankruptcy Court.
After removing the Attorney General’s complaint to the Bankruptcy Court, on February 15, 2002, PG&E Corporation filed a motion to dismiss or, in the alternative, to stay the Attorney General’s complaint with the Bankruptcy Court. Subsequently, the Attorney General filed a motion to remand the action to state court. In June 2002, the Bankruptcy Court held that federal law preempted the Attorney General’s allegations concerning PG&E Corporation’s participation in Pacific Gas and Electric Company’s bankruptcy proceedings. The Bankruptcy Court directed the Attorney General to file an amended complaint omitting these allegations and remanded the amended complaint to the San Francisco Superior Court.
On August 9, 2002, the Attorney General filed its amended complaint in the San Francisco Superior Court. Both parties appealed the Bankruptcy Court’s remand order to the U.S. District Court for the Northern District of California (District Court). On October 8, 2003, the District Court reversed, in part, the Bankruptcy Court’s June 2002 decision and ordered the Attorney General’s restitution claims sent back to the Bankruptcy Court. The District Court found that these claims for approximately $5 billion are the property of Pacific Gas and Electric Company’s Chapter 11 estate and therefore are properly within the Bankruptcy Court’s jurisdiction. Under Pacific Gas and Electric Company’s plan of reorganization confirmed by the Bankruptcy Court on December 22, 2003, Pacific Gas and Electric Company released PG&E Corporation and the directors from any claims that it might have had for restitution.
The District Court also affirmed, in part, the Bankruptcy Court’s June 2002 decision and found that the Attorney General’s civil penalty and injunctive relief claims under Section 17200 could be resolved in San Francisco Superior Court. The Attorney General has appealed this ruling to the U.S. Court of Appeals for the Ninth Circuit, where it is currently pending.
Oral argument on the appeal was held on February 18, 2005. It is uncertain when a decision will be issued. On January 21, 2005, the San Francisco Superior Court issued a tentative ruling rejecting the standard advocated by the Attorney General to calculate the number of violations that plaintiffs allege have been committed for purposes of determining the amount of potential civil penalties at issue. Under Section 17200, a penalty of up to $2,500 can be imposed for each violation. The San Francisco Superior Court found that the appropriate standard was each transfer of money from Pacific Gas and Electric Company to PG&E Corporation that plaintiffs allege violated Section 17200. Comments on the ruling are scheduled to be discussed at a case management conference to be held on March 18, 2005.
Certain Relationships and Related Transactions
David A. Coulter, a director of PG&E Corporation and Pacific Gas and Electric Company, is Vice Chairman of JPMorgan Chase & Co. and was head of that company’s investment banking, investment management, and private banking business during 2004. As of January 1, 2005, Mr. Coulter is Vice Chairman responsible for the West Coast Region, and no longer is directly responsible for the investment banking business. Two investment bank subsidiaries and one additional subsidiary of JPMorgan Chase & Co. provided investment banking, credit arrangement, and broker-dealer services to Pacific Gas and Electric Company during 2004 in the normal course of business. JPMorgan Chase & Co.’s service rates were based on market rates or set through arm’s-length negotiations. Mr. Coulter had no direct involvement in the negotiation or provisions of these services, nor does Mr. Coulter have any personal interest in the transactions. Such services could continue to be provided to PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries in the future.
The following individuals are immediate family members of executive officers of PG&E Corporation or Pacific Gas and Electric Company:

•	Robert D. Glynn, Jr.’s son, Robert D. Glynn III, is Program Manager in Information Technology User Support Services, for Pacific Gas and Electric Company. During 2004, Mr. Glynn III earned $157,164 in annual salary and annual short-term incentive awards.

•	Gregory M. Rueger’s brother-in-law, Roy M. Kuga, is Vice President – Gas and Electric Supply, for Pacific Gas and Electric Company. During 2004, Mr. Kuga earned $289,431 in annual salary and annual short-term incentive awards.

Security Ownership of Management
The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of January 31, 2005, by the directors, the nominees for director, and the executive officers of PG&E Corporation and Pacific Gas and Electric Company named in the Summary Compensation Table on pages 47 and 48, and all directors and executive officers of PG&E Corporation and Pacific Gas and Electric Company as a group. As of January 31, 2005, no director, nominee for director, or executive officer owned shares of any class of Pacific Gas and Electric Company securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under PG&E Corporation’s deferred compensation and equity plans.

	Beneficial Stock	Percent of	Common Stock
Name	Ownership(1)(2)(3)	Class(4)	Equivalents(5)	Total
David R. Andrews(6)	8,050	*	0	8,050
Leslie S. Biller(6)	3,428	*	5,799	9,227
David A. Coulter(6)	6,589	*	26,324	32,913
C. Lee Cox(6)	54,368	*	4,518	58,886
Peter A. Darbee(7)	317,011	*	10,450	327,461
Robert D. Glynn, Jr. (7)	1,219,610	*	99,181	1,318,791
David M. Lawrence, MD (6)	50,270	*	3,216	53,486
Mary S. Metz(6)	26,123	*	5,274	31,397
Barbara L. Rambo(6)	908	*	0	908
Gordon R. Smith(8)	417,495	*	20,059	437,554
Barry Lawson Williams (6)	26,464	*	5,689	32,153
Thomas B. King(9)	387,646	*	49,880	437,526
Bruce R. Worthington(9)	382,141	*	7,917	390,058
All PG&E Corporation directors, and executive officers as a group (17 persons)	3,375,680	0.9	259,826	3,635,506
All Pacific Gas and Electric Company directors, and executive officers as a group (20 persons)	3,898,164	1.0	264,904	4,163,068

*	Less than 1 percent

(1)	This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the director, nominee for director, or executive officer and, in the case of executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. Except as otherwise indicated below, the directors, nominees for director, and executive officers have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

This column also includes the following shares of PG&E Corporation common stock in which the directors, nominees for director, and executive officers share voting and investment power: Mr. Andrews 2,984 shares, Mr. Biller 1,959 shares, Mr. Coulter 6,589 shares, Mr. Cox 28,657 shares, Mr. Darbee 33,472 shares, Mr. Glynn 113,261 shares, Dr. Lawrence 15,676 shares, Dr. Metz 8,898 shares, Mr. Smith 52,888 shares, Mr. Worthington 5,366 shares, all PG&E Corporation directors and executive officers as a group 269,450 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 282,366 shares.

(2)	This column includes the following shares of PG&E Corporation common stock which the directors, nominees for director, and executive officers have the right to acquire within 60 days of January 31, 2005, through the exercise of vested stock options granted under the PG&E Corporation Long-Term Incentive Program, as follows: Mr. Andrews 5,066 shares, Mr. Biller 1,469 shares, Mr. Cox 25,711 shares, Mr. Darbee 222,758 shares, Mr. Glynn 1,080,507 shares, Dr. Lawrence 27,180 shares, Dr. Metz 14,998 shares, Mr. Smith 321,346 shares, Mr. Williams 19,701 shares, Mr. King 338,716 shares, Mr. Worthington 340,184 shares, all PG&E Corporation directors and executive officers as a group 2,798,666 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 3,198,807 shares. The directors, nominees for director, and executive officers have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options, under the terms of the PG&E Corporation Long-Term Incentive Program.

(3)	This column includes restricted shares of PG&E Corporation common stock awarded under the PG&E Corporation Long-Term Incentive Program. As of January 31, 2005, directors, nominees for director, and executive officers of PG&E Corporation and Pacific Gas and Electric Company held the following numbers of restricted shares that may not be sold or otherwise transferred until certain vesting conditions are satisfied: Mr. Andrews 2,984 shares, Mr. Biller 1,959 shares, Mr. Coulter 4,611 shares, Mr. Cox 4,611 shares, Mr. Darbee 58,532 shares, Mr. Glynn 113,261 shares, Dr. Lawrence 4,964 shares, Dr. Metz 4,964 shares, Ms. Rambo 908 shares, Mr. Smith 64,734 shares, Mr. Williams 4,964 shares, Mr. King 38,299 shares, Mr. Worthington 36,414 shares, all PG&E Corporation directors and executive officers as a group 401,639 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 454,947 shares.

(4)	The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of January 31, 2005, excluding shares held by a subsidiary.

(5)	This column reflects the number of stock units that were purchased by directors, nominees for director, and executive officers through salary and other compensation deferrals or that were awarded under equity compensation plans. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The directors, nominees for director, and officers who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.

(6)	Mr. Andrews, Mr. Biller, Mr. Coulter, Mr. Cox, Dr. Lawrence, Dr. Metz, Ms. Rambo, and Mr. Williams are directors of both PG&E Corporation and Pacific Gas and Electric Company.

(7)	Mr. Glynn and Mr. Darbee are directors and executive officers of both PG&E Corporation and Pacific Gas and Electric Company. They are named in the Summary Compensation Table on pages 47 and 48.

(8)	Mr. Smith is a director and an executive officer of Pacific Gas and Electric Company, and also is an executive officer of PG&E Corporation. He is named in the Summary Compensation Table on pages 47 and 48.

(9)	Mr. Worthington and Mr. King are executive officers of both PG&E Corporation and Pacific Gas and Electric Company and are named in the Summary Compensation Table on pages 47 and 48.

Item No. 2:
Ratification of Appointment of Independent Public Accountants
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company each have selected and appointed Deloitte & Touche LLP as the independent public accountants for that company to audit the consolidated financial statements, internal control over financial reporting and management’s assessment of internal control over financial reporting, as of and for the year ending December 31, 2005. Deloitte & Touche LLP is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche LLP has served as independent public accountants for PG&E Corporation and Pacific Gas and Electric Company since 1999.
One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from shareholders.
PG&E Corporation and Pacific Gas and Electric Company are not required to submit these appointments to a vote of their shareholders. If the shareholders of either PG&E Corporation or Pacific Gas and Electric Company do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.
The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR the Proposal to Ratify the Appointment of Deloitte & Touche LLP.

Information Regarding the Independent Public Accountants of
PG&E Corporation and Pacific Gas and Electric Company
Fees Paid to the Independent Public Accountants
The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries have paid to the independent public accountants, in order to consider whether those fees are compatible with maintaining the auditor’s independence.
Table 1:
Estimated Fees Billed to PG&E Corporation
(Amounts include Estimated Fees Billed to Pacific Gas and Electric Company shown in Table 2 below)

	2004	2003

Audit Fees	$4.6 million	$6.5 million

Audit-Related Fees	$0.6 million	$0.7 million

Tax Fees	$0.3 million	$1.1 million

All Other Fees	$0	$0

Table 2:
Estimated Fees Billed to Pacific Gas and Electric Company
(Amounts are included in Estimated Fees Billed to PG&E Corporation shown in Table 1 above)

	2004	2003

Audit Fees	$3.6 million	$2.8 million

Audit-Related Fees	$0.2 million	$0.4 million

Tax Fees	$0	$0

All Other Fees	$0	$0

Audit Fees. Audit fees billed for 2004 and 2003 relate to services rendered by Deloitte & Touche LLP in connection with reviews of Quarterly Reports on Form 10-Q, certain limited procedures on Registration Statements, and the audits of the financial statements of PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries. Fees for 2004 also relate to audits of internal control over financial reporting and management’s assessment of internal control over financial reporting of PG&E Corporation and Pacific Gas and Electric Company, as required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees billed for 2004 and 2003 relate to services rendered by Deloitte & Touche LLP to both PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries for employee benefit plan audits, consultations on financial accounting and reporting standards, a required transition property procedures report, nuclear decommissioning trust audits, and Sarbanes-Oxley Section 404 readiness work. Fees for 2004 also include an agreed-upon procedure report for a mutual insurance fund application for PG&E Corporation.
Tax Fees. Fees billed in 2004 and 2003 relate to services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries to support Internal Revenue Service audit appeals and questions, and tax strategy services. No tax fees were billed, and no related services were provided, to Pacific Gas and Electric Company or its subsidiaries during 2004 and 2003.
All Other Fees. Deloitte & Touche LLP provided no services in this category to PG&E Corporation and its subsidiaries or to Pacific Gas and Electric Company and its subsidiaries during 2004 and 2003.
Obtaining Services from the Independent Public Accountants
The following section describes policies and procedures regarding how PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates may obtain services from Deloitte & Touche LLP, including limitations on the types of services that the companies may obtain, and approval procedures relating to those services.
Services Provided by Independent Public Accountants
In June 2002, PG&E Corporation adopted a policy providing that the corporation and its controlled subsidiaries only could enter into new engagements with Deloitte & Touche LLP and its affiliate, Deloitte Consulting, for three types of services. The three permitted categories of services are:

•	Audit services,

•	Audit-related services, and

•	Tax services that Deloitte & Touche LLP and its affiliates are allowed to provide to Deloitte & Touche LLP’s audit clients under the Sarbanes-Oxley Act.
PG&E Corporation and its subsidiaries traditionally have obtained these types of services from its independent public accountants.

Audit Committee Pre-Approval Policy for Services Provided by the Independent Public Accountants
At the beginning of each year, the PG&E Corporation and Pacific Gas and Electric Company Audit Committees approve the selection of the independent public accountants for that fiscal year, and approve obtaining from the auditors a detailed list of (1) audit services, (2) audit-related services, and (3) tax services, all up to specified fee amounts.

(1)	“Audit services” generally include audit and review of annual and quarterly financial statements and services that only the external auditors reasonably can provide (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission).

(2)	“Audit-related services” generally include assurance and related services that traditionally are performed by the independent public accountants (e.g., employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, and attest services that are not required by statute or regulation).

(3)	“Tax services” generally include compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.
In determining whether to pre-approve any services from the independent public accountants, the Audit Committees assess, among other things, the impact of that service on the auditor’s independence.
Additional Services. After the initial annual pre-approval, the Audit Committees must pre-approve any proposed engagement of the independent public accountants for any audit, audit-related, and tax services that are not included on the list of pre-approved services, and must pre-approve any listed pre-approved services that would cause PG&E Corporation or Pacific Gas and Electric Company to exceed the authorized fee amounts. Other services may be obtained from the independent public accountants only following review and approval from the applicable company’s management and review and pre-approval by the applicable Audit Committee.
Delegation of Pre-Approval Authority. Each Audit Committee has delegated to the Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve audit and non-audit services provided by the company’s independent public accountants. Any pre-approvals granted under this authority must be presented to the full Audit Committee at the next regularly scheduled Committee meeting. In December 2004, the Chair of both Audit Committees pre-approved $100,000 of audit services to a subsidiary of Pacific Gas and Electric Company.
Monitoring Pre-Approved Services. At each regular meeting of the Audit Committees, management provides a report on the nature of specific audit and non-audit services being performed by Deloitte & Touche LLP for the company and its subsidiaries, the year-to-date fees paid for those services, and a comparison of year-to-date fees to the pre-approved amounts.
Pre-Approval of Services During 2004. During 2004, all services provided by Deloitte & Touche LLP to PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates were approved under the applicable pre-approval procedures.

Item No. 3:
PG&E Corporation Management Proposal
To Be Voted on by PG&E Corporation Shareholders Only
Item No. 3: Management Proposal Regarding Adoption of a New Long-Term Incentive Plan
PG&E Corporation management requests that the shareholders of PG&E Corporation approve the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP) described below. A copy of the proposed LTIP can be found on PG&E Corporation’s website at www.pgecorp.com. Shareholders also may obtain a print copy of the proposed LTIP by sending a written request to the PG&E Corporation Corporate Secretary.
The PG&E Corporation’s Board of Directors has unanimously approved the LTIP to replace the current PG&E Corporation Long-Term Incentive Program, which will expire on December 31, 2005. Subject to shareholder approval of the proposed LTIP, no more than 500,000 shares of PG&E Corporation common stock will be granted under the current PG&E Corporation Long-Term Incentive Program during the period April 20, 2005, through December 31, 2005.
Purpose
The purpose of the LTIP is to advance the interests of PG&E Corporation and its shareholders by providing key management employees, non-employee directors, and other eligible participants with stock-based financial incentives to align participants’ interests with the interests of the Corporation’s shareholders in the long-term success of the Corporation.
The adoption of the LTIP was recommended by the PG&E Corporation Nominating, Compensation, and Governance Committee (Committee), which is composed entirely of independent directors, as defined in the Corporation’s Corporate Governance Guidelines. The Board of Directors has delegated administration of the LTIP to the Committee.
Types of Incentive Awards
The LTIP permits the award of various forms of incentive awards that may be made at the sole discretion of the Committee. The Committee has discretion to grant stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based awards. The stock options may be incentive stock options (ISOs) intended to qualify for special tax treatment or non-qualified stock options (NQSOs). SARs may be free standing or granted in relation to a stock option as a tandem SAR.
The type of incentive award being granted, as well as the terms and conditions of the award, is determined by the Committee at the time of grant. In addition, non-employee directors are eligible to receive formula-based grants. (See “Formula-Based Awards for Non-Employee Directors” below.)
Specific awards will be reflected in a stock option agreement, SAR agreement, stock unit agreement, restricted stock agreement, or other applicable agreement between PG&E Corporation and the participant. Those awards will be subject to all applicable terms and conditions of the LTIP, and also may be subject to any other terms and conditions consistent with the LTIP that the Committee deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability, termination of employment, or a change in control. The provisions of the various agreements entered into under the LTIP do not need to be identical.
Eligibility
All officers and employees of PG&E Corporation, its subsidiaries, and affiliates are eligible to participate in the LTIP. Consultants are also eligible to receive incentive awards under the LTIP. Non-employee directors of PG&E Corporation are eligible to receive formula-based awards. Under certain circumstances, prospective employees and consultants are also eligible for awards.
As of December 31, 2004, there were 18 current or former officers of PG&E Corporation, 61 current or former officers of PG&E Corporation subsidiaries, 708 current or former key management employees of PG&E Corporation and its subsidiaries, and 11 current or former non-employee directors of PG&E Corporation participating in the current PG&E Corporation Long-Term Incentive Program.
Administration
The Committee will administer the LTIP. Among other powers, the Committee will have the power to:

•	Determine the eligible participants who will be granted incentive awards,

•	Determine the amount and type of award,

•	Determine the applicable fair market value of PG&E Corporation common stock,

•	Determine the terms and conditions of awards,

•	Construe and interpret the LTIP, and

•	Make all other determinations relating to the LTIP, to the extent permitted by applicable law and subject to certain restrictions specified in the LTIP.
The Board of Directors also has delegated to the Chief Executive Officer of PG&E Corporation the authority to make awards to certain eligible participants within the guidelines adopted by the Committee. The Committee may delegate authority to the Chief Executive Officer or the Senior Vice President of Human Resources with respect to ministerial matters.
Formula grants to non-employee directors of PG&E Corporation will be made strictly in accordance with the terms and conditions specified in the LTIP.
Effective Date and Duration of the LTIP
If approved by the shareholders, the LTIP will become effective as of January 1, 2006, and will terminate on December 31, 2015, unless it is terminated sooner according to the terms of the LTIP. ISOs may only be granted within 10 years of the date the shareholders approve the LTIP.
Shares Subject to the LTIP
A maximum of 12,000,000 shares of PG&E Corporation common stock (subject to adjustment for changes in capital structure, stock dividends, or other similar events) will be reserved for use under the LTIP. Shares of the Corporation’s common stock covered by incentive awards previously granted under the LTIP may be reused or added back to the LTIP under certain circumstances set forth in the LTIP and to the extent permitted by applicable law. In addition, if a participant uses shares to pay all or part of the exercise price when exercising a stock option, or if a participant uses the net exercise method, only the net number of shares will be considered to have been issued.
All shares reserved for use under the LTIP may be issued in connection with the exercise or settlement of restricted stock awards, restricted stock units, and performance awards. However, no more than 5 percent of those shares may (1) vest more rapidly than pro rata annual vesting over a three-year period based on the participant’s continued service with PG&E Corporation, a subsidiary, or an affiliate, or (2) vest based on the achievement of performance goals over a performance period of less than 12 months.
During any fiscal year, an employee may be granted:

•	Stock options and freestanding (non-tandem) SARs representing a total of no more than 400,000 shares reserved for use under the LTIP,

•	Restricted stock awards and restricted stock units subject to vesting based on the achievement of performance goals (see “Performance Awards” below) representing a total of no more than 400,000 shares reserved for use under the LTIP,

•	Performance shares that could result in the employee receiving no more than 400,000 shares reserved for use under the LTIP for each full fiscal year contained in the performance period for the award, and

•	Performance units that could result in the employee receiving no more than $2 million for each full fiscal year contained in the performance period for the award.
In addition, no employee may be granted more than one performance award (i.e., performance shares or performance units) for the same performance period.
Stock Options
The Committee may grant ISOs, NQSOs, and tandem SARs to eligible participants (see “Eligibility” above), subject to the terms and conditions of the LTIP.
Stock Options. Stock options allow the participant to buy a certain number of shares of PG&E Corporation common stock at an exercise price equal to at least the fair market value on the date the option is granted. The participant may exercise an option only during specified time periods. Specific terms of the option will be set by the Committee.
Payment for Shares Upon Exercise of Stock Options. At the time a stock option is exercised, shares of PG&E Corporation common stock may be purchased using the following, to the extent provided in the option agreement and permitted by law:

•	Cash or certain cash equivalents,

•	Shares of PG&E Corporation common stock owned by the participant, with a fair market value equal to or greater than the option exercise price,

•	A “cashless exercise” procedure (whereby a broker sells the shares or holds them as collateral for a margin loan, and delivers the net stock option sale or loan proceeds to the participant), subject to limitations set forth by the Committee,

•	A “net exercise” procedure (whereby the participant receives the number of shares with a value equivalent to the net proceeds from the participant’s exercised options), or

•	Any combination of the foregoing or any other method of payment which the Committee may allow.
Term of Stock Options and Tandem SARs. The maximum term of stock options and any related tandem SARs is 10 years. Stock options are subject to earlier termination, as described below.
Termination of Employment or Other Relationship with PG&E Corporation. Each stock option agreement will describe how a participant’s termination of employment or other relationship with PG&E Corporation affects the exercise of that individual’s stock options.
Restricted Stock and Restricted Stock Units
The Committee may grant awards in the form of restricted stock, restricted stock units, or both, to eligible participants (see “Eligibility” above).
Restricted Stock. Restricted stock includes shares of PG&E Corporation common stock that are subject to vesting and other restrictions. Restricted stock may be issued under the LTIP with or without cash consideration.
Unless otherwise provided in the applicable award agreement, the holders of restricted stock awarded under the LTIP shall have the same voting, dividend, and other rights as PG&E Corporation’s other shareholders. The number of shares of restricted stock is subject to adjustment for changes in capital structure and stock dividends, and any new shares obtained based on the adjustment will be subject to the same vesting conditions as the underlying restricted stock award.
Restricted Stock Units. Restricted stock units are a bookkeeping entry representing an equivalent number of shares of PG&E Corporation common stock, as awarded under the LTIP. Restricted stock units may be issued with or without cash consideration.
Each vested restricted stock unit may be settled in the form of one share of PG&E Corporation common stock (subject to adjustment for changes in capital structure and stock dividends). The actual number of stock units eligible for settlement may be larger or smaller than the number included in the original award, based on predetermined performance factors. The distribution may occur or commence when all vesting conditions applicable to the restricted stock units have been satisfied, or it may be deferred to a later date, if permitted in the applicable award agreement.
The holders of restricted stock units will have no voting rights, but may be entitled to receive dividend equivalents. Dividend equivalents entitle the holder to be credited with an amount equal to all cash dividends paid on the shares underlying the stock units while the stock units are still outstanding. Dividend equivalents are converted into additional restricted stock units and are subject to the same conditions and restrictions as the related restricted stock units.
Termination of Employment or Other Relationship with PG&E Corporation. Each restricted stock or restricted stock unit agreement will describe how a participant’s termination of employment or other relationship with PG&E Corporation affects that individual’s restricted stock or restricted stock units.
Stock Appreciation Rights (SARs)
The Committee may grant awards in the form of free standing or tandem SARs. SARs are a bookkeeping entry representing, for each share of PG&E Corporation common stock subject to the SAR or related stock option, the right to receive payment equal to the amount by which the fair market value (on the date of surrender) of the shares subject to the SAR or the related stock option exceeds the exercise price.
Exercisability and Term. Specific terms of an SAR award (including the number awarded, exercise price, the date when all or any part of the SAR can be exercised, and the term) will be set by the Committee. A tandem SAR is subject to the same terms and conditions as the related stock option. A tandem SAR can be exercised only if the related option is surrendered. No SAR will be exercisable after 10 years after the date it was granted.
Termination of Employment or Other Relationship with PG&E Corporation. Each SAR agreement will describe how a participant’s termination of employment or other relationship with PG&E Corporation affects that individual’s SARs.
Exercise of SARs. Upon exercise of an SAR, the participant will receive shares, cash, or a combination of shares and cash, as determined by the Committee. The total amount of cash and/or the fair market value of PG&E Corporation common stock received upon exercise of an SAR will be equal to the amount by which the fair market value (on the date of surrender)

of the shares subject to the SAR or related option exceeds the exercise price.
If, on the date that an SAR expires, the exercise price of the SAR is less than the fair market value of the shares underlying the SAR on that date, but any portion of the SAR has not been exercised or surrendered, then the unexercised portion of the SAR will automatically be deemed to be exercised as of that date.
Performance Awards
The Committee may grant performance awards in the form of performance shares or performance units. Specific terms of performance awards (including the number of shares or units awarded, dividend equivalents (if any), and the performance award formula, goal, and period) will be set by the Committee.
Performance Goals. The final value of a performance award will be based on the extent to which the established performance goals are achieved within the corresponding performance period. Performance goals are targets relating to one or more measures of business or financial performance. These measures could include (1) sales revenue, (2) gross margin, (3) operating margin, (4) operating income, (5) pre-tax profit, (6) earnings before interest, taxes, and depreciation and amortization, (7) net income, (8) expenses, (9) the market price of the stock, (10) earnings per share, (11) return on shareholder equity, (12) return on capital, (13) return on net assets, (14) economic value added, (15) market share, (16) customer service, (17) customer satisfaction, (18) safety, (19) total shareholder return, or (20) such other measures the Committee determines consistent with the LTIP. The Committee shall determine the extent to which applicable performance goals have been attained and the resulting final value of the award. The Committee may adjust the basis for computing the value of a performance award, consistent with the LTIP and applicable law.
Performance Shares. Unless otherwise provided by the Committee, the initial value of a performance share is the fair market value of 1 share of PG&E Corporation common stock (subject to adjustment for changes in capital structure and stock dividends) on the grant date. The Committee will also specify the form of payment for the settlement of performance shares: cash, stock, or a combination of both.
The holders of performance share awards will have voting rights as to those shares that settle in stock only after the underlying shares have been issued by PG&E Corporation. The Committee may, at its discretion, grant holders of performance share awards the right to receive dividend equivalents associated with those awards. Dividend equivalents may be paid currently, or may be accumulated and paid to the extent that performance shares become non-forfeitable, as determined by the Committee. Dividend equivalents may be settled in cash, shares, or a combination of both, and may be paid on the same basis as the related performance shares.
Performance Units. Each performance unit will have an initial value determined by the Committee. The holders of performance units will have no voting rights or dividend rights associated with those awards.
Termination of Employment or Other Relationship with PG&E Corporation. Each performance share or performance unit agreement will describe how a participant’s termination of employment or other relationship with PG&E Corporation affects that individual’s performance shares or performance units.
Formula-Based Awards For Non-Employee Directors
On the first business day of each calendar year during the term of the LTIP, each director who is not an employee of PG&E Corporation or a subsidiary will automatically receive incentive awards with an aggregate fair market value (as determined in accordance with the LTIP) of $60,000. The incentive awards will consist of (1) restricted stock having an aggregate fair market value of $30,000, and (2) a combination of NQSOs and restricted stock units in $5,000 increments, as designated by the director, having a total value of $30,000 (as determined under the LTIP).
Restricted Stock. Shares of restricted stock vest at the rate of 20 percent on each anniversary of the grant date. Non-employee directors will have all of the rights of a shareholder with respect to all outstanding shares of restricted stock, including the right to vote and receive dividends, whether or not the shares are vested.
Upon termination of service as a non-employee director, any unvested shares of restricted stock will be forfeited. In the event of a termination by reason of mandatory retirement at the age specified in the PG&E Corporation Board of Directors retirement policy, by reason of death or disability, or by reason of a change in control, all shares of restricted stock will fully vest. The Board may modify these provisions.
Upon a change in control, any unvested shares of restricted stock will fully vest.
Stock Options. The number of shares subject to NQSOs granted under the formula award provisions is determined by dividing the equity value increment selected by the director (subject to aggregate $30,000 limit) by the per-option value. (The per-option value is based on the Black-Scholes stock option valuation method, discounting the resulting value by 20 percent.) Stock options awarded under the LTIP to non-employee directors become exercisable as to one-third of the stock options on or after the second anniversary of the date of grant, as to two-thirds of the stock options on or after the third anniversary, and as to 100 percent on or after the fourth anniversary.
The stock option exercise price is equal to the fair market value of PG&E Corporation common stock on the date of grant. Dividend equivalents are not granted in connection with the stock options. The stock option will terminate 10 years after the grant date.
Upon termination of a non-employee director’s service on the Board by reason of death, disability, mandatory retirement, or retirement after 5 years of continuous service on the Board, all stock options will become fully exercisable. Stock options will be exercisable for the shorter of (1) the remainder of the stock option term, or (2) 5 years in the case of termination by reason of mandatory retirement, or 1 year in the case of termination by reason of death or disability. If termination is for any other reason, unvested stock options shall terminate and vested stock options shall remain exercisable for 3 months after termination or the remainder of the stock option term, whichever is shorter. The Board may modify these provisions.
Upon a change in control, all unvested stock options will become fully exercisable.
Restricted Stock Units. Each restricted stock unit awarded under the LTIP to non-employee directors will be equal to 1 share of PG&E Corporation common stock. The number of restricted stock units is determined by dividing the equity value increment selected by the director (subject to aggregate $30,000 limit) by the fair market value of PG&E Corporation common stock on the first business day of the year.
On each dividend payment date, the number of additional restricted stock units that are credited to a non-employee director’s account is determined by dividing the total amount of the dividends (the dividend multiplied by the number of restricted stock units on the dividend record date) by the closing price of PG&E Corporation common stock on the dividend payment date.
Restricted stock units are distributed to the non-employee director in the form of an equal number of shares of PG&E Corporation common stock upon the non-employee director’s retirement from the Board (1) at the age specified in the PG&E Corporation Board of Directors retirement policy, or (2) after 5 years of continuous service, either as a lump sum or in installments. Restricted stock units also become payable immediately in the event of the non-employee director’s death or disability. If a non-employee director’s service on the Board terminates for any other reason, all restricted stock units are forfeited on the date of termination. The Board may modify these termination provisions.
Upon a change in control, all restricted stock units will be settled in the same manner as if the non-employee director retired from the Board.
Deferred Compensation Programs
The Committee may establish one or more deferred compensation programs under the LTIP to permit certain participants to irrevocably elect prior to a date specified by the Committee to be automatically granted stock units subject to the terms of a deferred compensation award in lieu of:

•	Compensation that otherwise would be payable in cash,

•	Shares of PG&E Corporation common stock otherwise issuable to the participant upon the exercise of a stock option,

•	Cash or shares of PG&E Corporation common stock otherwise issuable to the participant upon the exercise of an SAR, and

•	Cash or shares of PG&E Corporation common stock otherwise issuable to the participant upon the settlement of a performance award.
Specific terms of any stock units will be set by the Committee. Stock units will not be subject to any vesting conditions.
Voting Rights. Participants will have no voting rights with respect to shares of PG&E Corporation common stock represented by stock units until the underlying shares are issued.
Dividend Equivalent Rights and Distributions. Prior to settlement or forfeiture of stock units, participants shall be entitled to receive dividend equivalents. The participant shall be credited with additional whole and/or fractional stock units as of the date of payment of cash dividends on PG&E Corporation common stock. The method of determining the number of additional stock units to be so credited shall be determined by the Committee and specified in the applicable agreement. Such additional stock units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the stock units originally subject to the deferred compensation award.

Settlement of Awards. A participant who elects to receive stock units must specify a settlement date for those units at the time of such election. On the settlement date, the participant will receive a number of whole shares of PG&E Corporation common stock equal to the number of whole stock units subject to the deferred compensation awards. The shares of stock will be fully vested, and the participant will not be required to pay any additional amounts (other than applicable tax withholding) to acquire those shares. Any fractional stock units will be paid in cash.
Other Stock-Based Awards
The Committee also may grant other stock-based awards that are valued based on PG&E Corporation stock or dividends on that stock.
Tax Withholding
To the extent that a participant incurs any tax liability in connection with the exercise or receipt of an incentive award, the participant’s withholding obligation may be satisfied through payroll deductions or a direct cash payment to PG&E Corporation. In addition, the Committee may allow the participant to satisfy the withholding obligation by allowing the Corporation to withhold a portion of the shares to be issued to the participant. Those shares may be added back to the LTIP.
Deferral of Payments
The Committee may allow the deferral of any cash payments that may become due under the LTIP.
Adjustment Upon Changes in Number or Value of Shares of Stock
In order to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations, mergers, consolidations, or other events that materially increase or decrease the number or value of shares of PG&E Corporation common stock, the Committee may make such adjustments as it deems appropriate.
No Repricing
The LTIP does not allow stock options or SARs to be repriced, unless the shareholders approve the repricing.
Transferability of Incentive Awards
Except as may otherwise be provided in the applicable award agreement, incentive awards will not be transferable other than by will or by the laws of descent and distribution, and generally may be exercised during the lifetime of the participant only by the participant.
Amendment and Termination of the LTIP and Incentive Awards
The PG&E Corporation Board of Directors or the Committee may at any time suspend, terminate, modify, or amend the LTIP in any respect. However, shareholder approval of amendments will be obtained in the manner and to the degree required by applicable laws or regulations.
The Committee also may amend or modify the terms and conditions of any incentive award, or may cancel or annul any grant of an award. No suspension, termination, modification, or amendment of the LTIP, and no amendment, modification, cancellation, or annulment of any incentive award, may adversely affect a participant’s rights under the LTIP or such incentive award without the participant’s consent. The Committee may grant incentive awards in exchange for the participant’s surrender of other incentive awards.
Funding
The costs of the LTIP will be borne by PG&E Corporation.
Effect of Change in Control
Unless otherwise provided in a participant’s agreement, upon the occurrence of a change in control (as defined on page 52 of the Joint Proxy Statement under “Employment Contracts, Termination of Employment and Change in Control Provisions”):

•	All outstanding stock options and SARs vest immediately and become exercisable in full, and

•	With respect to restricted stock and other awards, all outstanding vesting conditions, restriction periods or performance goals applicable to the shares subject to a restricted stock award or other award are accelerated and/or waived, and the award becomes payable to the extent provided in the award agreement.
The effect of a change in control on awards to non-employee directors is described above under “Formula-Based Awards for Non-Employee Directors.”
Federal Income Tax Consequences
The following is a brief description of the federal income tax consequences under current tax laws of stock options, tandem SARs, restricted stock units, and restricted stock granted under the LTIP.
Non-Qualified Stock Options. There will be no federal income tax consequences to either the participant or PG&E Corporation upon the grant of an NQSO. Upon the exercise of an NQSO, the participant generally will have taxable ordinary income equal to the difference between the current market value of the shares and the option exercise price, and the Corporation will be entitled to a federal income tax deduction of that amount.
Incentive Stock Options. There will be no federal income tax consequences to either the participant or PG&E Corporation upon the grant or exercise of an ISO. However, unless the holding period requirements discussed below are violated, upon exercise of an ISO, a participant will be deemed to have a tax preference item (equal to the difference between the current market value of the shares on the date of exercise and the option exercise price) that may result in alternative minimum tax liability.
If a participant exercises an ISO and does not dispose of the shares within 2 years from the date of grant or within 1 year from the date the shares are transferred to the participant, any gain realized upon disposition will be taxable to the employee as a long-term capital gain, and PG&E Corporation will not be entitled to any deduction.
If a participant violates the holding period requirements, the participant will realize ordinary income in the year of disposition, and PG&E Corporation will be entitled to a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount realized on the sale or exchange or (b) the fair market value of the shares on the date of exercise, over (2) the option exercise price.
An ISO which is exercised more than 3 months after the participant terminates employment with PG&E Corporation generally will be treated as an NQSO for federal income tax purposes, unless the termination occurred due to death or disability.
Tandem Stock Appreciation Rights. There will be no federal income tax consequences to either the participant or PG&E Corporation upon the grant of a tandem SAR or during the period that the unexercised right remains outstanding. Upon the exercise of a tandem SAR, the amount received will be taxable to the participant as ordinary income, and PG&E Corporation will be entitled to a corresponding federal income tax deduction.
Restricted Stock Units. There will be no federal income tax consequences to either the participant or PG&E Corporation upon the grant of restricted stock units. Dividend equivalents paid on restricted stock units will be taxable to the participant as ordinary income and PG&E Corporation will be entitled to a corresponding federal income tax deduction. Upon the payment of restricted stock units, the amount received will be taxable to the participant as ordinary income and the Corporation will be entitled to a corresponding federal income tax deduction.
Restricted Stock. Upon the grant of restricted stock subject to a vesting schedule, the participant will be deemed to receive taxable ordinary income equal to the fair market value of the shares at the time they vest. Upon the sale or disposition of the shares, the participant will realize capital gain or loss in an amount equal to the difference between the fair market value of the shares on each vesting date and the sale or disposition price.
Section 83(b) of the Internal Revenue Code permits a participant to elect, within 30 days after the grant of any shares of restricted stock subject to a vesting schedule, to be taxed at ordinary income rates on the fair market value of all shares received, based on the fair market value of the shares on the date of grant, ignoring restrictions or limitations on the shares disposition. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares will be taxable as capital gain instead of ordinary income when they are sold or transferred.
At the time the participant elects to be taxed on the grant of restricted stock, PG&E Corporation will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant.
Performance Awards. Performance awards are generally subject to federal income tax at the time they are settled. PG&E Corporation is generally entitled to a corresponding federal income tax deduction at that time.
Deferred Compensation Awards. Deferred compensation awards are generally not subject to income tax until they are payable to the participant. However, deferred compensation awards are subject to employment tax at the time of deferral. PG&E Corporation is generally entitled to a corresponding federal income tax deduction at the time the participant is subject to income tax.
Benefits Under the LTIP
Subject to certain limitations, the Committee has full discretion to determine the number, type, and value of incentive awards to be granted to eligible participants under the LTIP. Thus, the benefits and amounts that will be received by or allocated to the officers, directors, employees, and consultants of PG&E Corporation are not determinable. Under the current PG&E Corporation Long-Term Incentive Program, which is comparable to the proposed LTIP, executive officers named in the Summary Compensation Table received restricted stock awards, options, and performance shares as described on pages 47 through 50 of this Joint Proxy Statement under “Summary Compensation Table,” “Option/ SAR Grants in 2004,” and “Long-Term Incentive Program - Awards in 2004.” The amount of awards to be received by each non-employee director is determined under the formula provisions discussed above.
The Board of Directors of PG&E Corporation Unanimously Recommends That Shareholders Vote FOR This Proposal.

Item Nos. 4-8:
PG&E Corporation Shareholder Proposals
To Be Voted on by PG&E Corporation Shareholders Only
The following shareholder proposals and related supporting statements represent the views of the shareholders who submitted them, and not the views of PG&E Corporation. PG&E Corporation is not responsible for, and does not endorse, the content of any shareholder proposal or supporting statement. These shareholder proposals and supporting statements are included in this proxy statement pursuant to rules established by the Securities and Exchange Commission.
Item No. 4: Shareholder Proposal
Mr. Simon Levine, 960 Shorepoint Court, No. 306, Alameda, California 94501, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“4 – Expense Stock Options

Resolved: Shareholders request that our Board of Directors establish a policy of expensing in our Company’s annual income statement the costs of all future stock options issued by our directors.

53% Shareholder Support

The 33 shareholder proposals voted on this topic in 2004 achieved an impressive 53% average supporting vote.

Stock options are an important part of our Company’s executive pay. Options have replaced salary and bonuses as the most significant element of executive pay at numerous companies. The lack of option expensing can promote excessive use of options in a company’s pay plans, obscure and understate the cost of executive pay and promote the pursuit of strategies designed to promote short-term stock price rather than long-term shareholder value.

Expensing stock options can more accurately reflect the costs of such options to our company. Options are a form of compensation with value to our managers and a cost to our company. In the words of Warren Buffett: “If stock options aren’t a form of compensation what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”

The failure to expense stock options can distort our earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s now calculates “core earnings” in which the cost of options is treated as an expense.

Expensing stock options can send a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 386 companies announced their intention to expense stock options as of October 2003. Voluntary action by companies is even more critical to investors since the Financial Accounting Standards Board delayed a decision on requiring expensing under GAAP.

Not expensing stock options may lead to overuse by companies that see options as “free money.” As Standard & Poor’s has stated, “when something is significantly underpriced, it is often also substantially overconsumed.”

Many companies have responded positively to investors’ concerns about expensing stock options. Let us resolve that our company do so also.

Expense Stock Options
YES on 4”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
We agree that PG&E Corporation should expense options in accordance with standards issued on December 4, 2004, by the Financial Accounting Standards Board. We believe that it is unnecessary for the Board of Directors to establish a policy because these standards require public companies to expense the estimated fair value of their share-based compensation (including stock options) when they calculate earnings. Companies must expense options beginning with their first quarterly reporting period beginning after June 15, 2005. PG&E Corporation will begin expensing stock options in compliance with this new standard.

For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
Item No. 5: Shareholder Proposal
Mr. Ronald D. Rattner, 1998 Broadway, No. 1204, San Francisco, California 94109-2206, beneficial owner of 1,975 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“RADIOACTIVE WASTES: RISK
REDUCTION POLICY

Proponent believes PG&E’s production and storage of high level radioactive wastes at Diablo Canyon nuclear plant involves potentially catastrophic risks to the public, to the environment, and to our company which must be mitigated.

Diablo Canyon operations are continually creating and accumulating substantial quantities of high level radioactive wastes in spent-fuel pools 2 1/2 miles from a major active California coast earthquake fault, on a bluff overlooking the Pacific. Potential magnitude of a possible spent-fuel accident increases as quantities of radioactive wastes increase. Every day of unrestricted operation each Diablo Canyon reactor produces radioactive wastes equivalent to those of an Hiroshima bomb. Hundreds of tons are now stored on-site within a corrugated steel structure. These wastes -including Cesium 137, Strontium 90 and Plutonium 239- are so hazardous that Department Of Energy requires isolation for 10,000 years. No safe off-site storage place exists or will be available -if ever- for over a decade. Even if storage outside California becomes feasible, shipment to a distant storage site on barges, trains and trucks would entail significantly increased risks of accidents or terrorism.

Since 9/11/01 we have realized our vulnerability to terrorism and urgent need for increased vigilance. Diagrams of U.S. nuclear power plants were found in AlQueda enclaves in Afghanistan. Nuclear Regulatory Commission anti-terrorist exercises to determine potential vulnerability of nuclear plants did not consider all weapons or methods attributed to AlQueda terrorists or direct hit by large aircraft. After 9/11 the NRC revealed that “nuclear power plants were not designed to withstand such crashes”, and that consequences of a spent-fuel accident “could be comparable to those for a severe reactor accident.” Moreover, stored radioactive wastes are more vulnerable than nuclear reactors. A recent Princeton University study suggests that a terrorist attack on high-level radioactive wastes stored at nuclear plants could cause contamination problems “significantly worse than those from Chernobyl”. California Senator Feinstein and Attorney General Lockyer have questioned expanding Diablo Canyon’s nuclear waste storage without public hearings addressing existing significant risks.

Dividends have been suspended, and thousands of shareholders have been hurt. Proponent believes PG&E’s financial prospects are already threatened by bankruptcy of its largest subsidiary and a $4 billion unfair practices suit by the California Attorney General, and that any loss from a catastrophic nuclear accident could jeopardize corporate viability and remaining shareholder equity.

No corporate profit goal can justify disregard of serious hazards to public and environmental health and safety. So, fiscally and morally, PG&E has a compelling duty to mitigate risks arising from production and storage of high level radioactive wastes at Diablo Canyon Nuclear Plant.

RESOLUTION:

THEREFORE, Shareholders recommend that Board of Directors adopt and implement a new policy and plan to reduce PG&E vulnerability to a catastrophic nuclear accident or terrorist attack at Diablo Canyon; and that pursuant to such plan, production of high level radioactive wastes shall not exceed the current capacity of existing spent-fuel pools, thereby averting untenable risks of possible off-site shipments or excessive on-site storage.”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
Pacific Gas and Electric Company already has in place a comprehensive plan to reduce vulnerability to a catastrophic nuclear accident or terrorist attack at the Diablo Canyon power plant. Our plan is in compliance with extensive regulations of the U.S. Nuclear Regulatory Commission (NRC) that address the monitoring and review of the safety, radiological, and environmental aspects of nuclear facilities, comprehensive and mandatory quality controls for the operation of nuclear facilities, and the storage and disposal of spent nuclear fuel. These regulations also require nuclear power plants to take adequate measures to protect the public from the possibility of exposure to radioactive release caused by acts of sabotage.

Pacific Gas and Electric Company has received a license from the NRC to construct and operate a facility to store spent fuel on site after the capacity of existing spent fuel pools is depleted. This on-site storage will consist of dry casks made of steel and concrete that have been designed to withstand earthquakes and other natural disasters in compliance with NRC requirements.
No spent fuel is transported to or from Diablo Canyon, and no plans exist to do so in the future. However, any such transportation would be subject to a number of NRC procedures, specifications, and regulations designed to protect containers transporting used nuclear fuel from attack as well as accident.
For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
Item No. 6: Shareholder Proposal
Mr. Ray T. Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:
“6 – Redeem or Vote Poison Pill

RESOLVED: Shareholders request that our Board adopt a policy that any future poison pill be redeemed or put to a shareholder vote within 4-months after it is adopted by our Board. And formalize this policy as corporate governance policy or bylaw.

I believe that there is a material difference between a shareholder vote within 4-months in contrast to our current 12-month lag in a vote. A 12-month delay could guarantee that a poison pill stays effective through an entire proxy contest. This could result in us as shareholders losing a profitable offer for our stock – or an exchange for shares in a more valuable company. I believe that even if a special election would be needed the cost would be relatively trivial in comparison to the potential loss of a valuable offer.

Pills Entrench Current Management
“They [poison pills] entrench the current management, even when it’s doing a poor job. They [poison pills] water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”
“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Like a Dictator
“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, “Give up more of your freedom and I’ll take care of you. ”
T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Poison Pill Negative
“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.”
Morningstar.com, Aug. 15, 2003

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.
Wall Street Journal, Feb. 24, 2003

Stock Value
I believe that if a poison pill makes our company difficult to sell – or to exchange for shares in a more valuable company – that the value of our stock suffers.

Redeem or Vote Poison Pill
Yes on 6”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
The PG&E Corporation Board of Directors has already adopted a policy to submit the adoption or extension of a shareholder rights plan to a shareholder vote within 12 months of the adoption or extension.
We believe that the 12-month period provides the Board with a reasonable amount of time to seek a shareholder vote and is consistent with the policy of Institutional Shareholder Services, a leading proxy advisory firm.
For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
Item No. 7: Shareholder Proposal
The Sheet Metal Workers’ National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314, beneficial owner of 12,400 shares of PG&E Corporation common stock, has given notice of its intention to present the following proposal for action at the PG&E Corporation annual meeting:

“Performance-Based Options Proposal

Resolved: That the shareholders of PG&E (the “Company”) request that the Compensation

Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffett and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.”

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
We believe PG&E Corporation’s equity compensation policies already meet the goals and the spirit of the proposal.
PG&E Corporation’s executive officer compensation is comprised of base salary, short-term incentives, and long-term incentives. We believe that performance-based compensation is important and a significant portion of our executive officer equity-based compensation is performance-based. Like indexed options, our performance-based awards align employees’ and shareholders’ interests in achieving superior stock-based performance relative to performance of peer companies in PG&E Corporation’s comparator group. Target awards are paid only if PG&E Corporation’s total shareholder return is in the top quartile, as compared to peer companies.
For this reason, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.
Item No. 8: Shareholder Proposal
Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, beneficial owner of 600 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

“8 – Allow a Vote regarding Future Golden Parachutes

RESOLVED: Allow a Vote regarding Future Golden Parachutes. Shareholders request that our Board seek shareholder approval for future golden parachutes for senior executives. This applies to benefits exceeding 299% of the sum of the executive’s base salary plus bonus. Future golden parachutes include agreements renewing, modifying or extending existing severance agreements or employment agreements with golden parachute or severance provisions.

This includes that golden parachutes are not given for a change in control or merger which is approved but is not completed. Or for executives who transfer to a successor company. This proposal would include to the fullest extent each golden parachute that our Board has or will have the power to grant or modify.

Our company would have the flexibility under this proposal of seeking approval after the material terms of a golden parachute were agreed upon.

51% Yes-Vote
The 26 shareholder proposals voted on this topic achieved an impressive 51% average yes-vote in 2004.

Shareholders to Lose $1.7 billion in Dividends

PG&E Shareholders are expected to lose $1.7 billion in dividends due our company’s bankruptcy.

Yet $19 Million for our Chairman
Our Chairman’s 2003 pay was reported as $19 million including stock option grants. Plus he has $18-million in unexercised stock options from previous years.

Source: Executive PayWatch Database, http://www.aflcio.org/corporateamerica/ paywatch/ceou/database.cfm

And Millions in 2004 Bonuses for our PG&E management

Our PG&E management was reported to collect the following bonuses in 2004:

Robert Glynn, Chairman	$17 million
Gordon Smith, CEO	$10 million
Tom King, senior VP	$4.8 million
Gregory Rueger, chief nuclear officer	$2.6 million
Dan Richard, senior VP	$3.5 million
Roger Peters, chief counsel	$2.6 million
Kent Harvey, CFO	$2.6 million

A change in control can be more likely if our executives do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions even if our shareholder value languishes during their tenure.

The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (FON) with MCI WorldCom. Investor and media attention focused on the potential $400 million payout to Sprint Chairman William Esrey. Almost $400 million would have come from the exercise of stock options that would vest when the deal was approved by Sprint’s shareholders.

Another example of questionable golden parachutes was the $150 million in parachutes for Northrup Grumman executives after a merger attempt with Lockheed Martin fell apart.

Independent Support for Shareholder Vote on Golden Parachutes

Institutional investors recommend companies seek shareholder approval for golden parachutes. For instance the California Public Employees Retirement System (CalPERS) said, “shareholder proposals requesting submission of golden parachutes to shareholder vote will always be supported.” Also, the Council of Institutional Investors www.cii.org supports shareholder approval of golden parachutes.

Allow a Vote regarding Future Golden Parachutes

Yes on 8”
The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.
PG&E Corporation’s officer severance policy already limits payments due to an executive who has been terminated following a change in control. This policy is described on pages 51 and 52 of this Joint Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change in Control Provisions – PG&E Corporation Officer Severance Policy.”
In a hostile takeover or change in control situation, it is important for management to remain focused on maximizing shareholder value and protecting shareholders’ interests, and not be distracted by concerns about the security of their jobs. We believe that a requirement to obtain shareholder approval for severance packages and change in control provisions would hinder the Board’s ability to adopt appropriate mechanisms to deal with the uncertainty that a change in control situation would create.
For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Executive Compensation
Nominating, Compensation, and Governance Committee Report on Compensation
The Nominating, Compensation, and Governance Committee of the PG&E Corporation Board of Directors (Committee) is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company. The Committee also oversees the equity-based incentive programs of PG&E Corporation as well as other employee benefit plans. The Committee is composed entirely of independent directors as defined by the New York Stock Exchange and the Pacific Exchange, and each company’s Corporate Governance Guidelines.
This report relates to the compensation for officers of PG&E Corporation and Pacific Gas and Electric Company during the fiscal year ended December 31, 2004.
For 2004, compensation for the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company was approved by the independent members of the applicable Board of Directors, who ratified the recommendations of the Committee.
Compensation for all other PG&E Corporation and subsidiary officers is approved by the Committee, except that the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers of PG&E Corporation and its subsidiaries. However, under New York Stock Exchange rules, the Committee may not delegate authority to approve compensation for individuals who are “executive officers” for purposes of Section 16 of the Securities Exchange Act.
Officer Compensation Philosophy
The Committee established compensation programs for 2004 to meet three objectives:

•	To emphasize long-term incentives to further align shareholders’ and officers’ interests, and focus employees on enhancing total return for shareholders.

•	To attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation’s businesses.

•	To minimize short-term and long-term costs and reduce corporate exposure to longer-term financial risk.
In addition, the Committee defines the specific compensation objectives for all officers as follows:

•	A significant component of every officer’s compensation should be tied directly to PG&E Corporation’s performance for shareholders.

•	Target cash compensation (base salary and target short-term incentive) should be equal to the average target cash compensation for comparable officers in the comparator group.

•	Consistent with the Corporation’s performance aspiration of being a top quartile performer, it is the Committee’s objective to set long-term incentive targets for officers at this performance level that are equal to the 75th percentile target compensation for comparable officers in the comparator group.
In order to provide compensation that is competitive with companies similar to PG&E Corporation in 2004, the Committee selected a group consisting of 15 other major energy companies (the comparator group) that are comparable to PG&E Corporation in size, scope, business mix, and other characteristics. The majority of the companies in the comparator group are included in the Dow Jones Utility Index.
In evaluating compensation program alternatives, the Committee considers the potential impact on PG&E Corporation of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the five highest paid officers of public corporations, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) the compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by shareholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.
To the extent consistent with the Committee’s overall philosophy of maintaining a competitive, performance-based compensation program, it is PG&E Corporation’s intent to maintain the tax deductibility of the compensation that it pays. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding options and other rights) that are beyond the control of either the Committee or PG&E Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives.
For these reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.
Officer Compensation
The principal components of officer compensation at PG&E Corporation and Pacific Gas and Electric Company are: (1) base salary, (2) short-term incentives, (3) long-term incentives, and (4) benefits. The considerations underlying 2004 officer compensation are described below.
Base Salary
Executive officer salaries at PG&E Corporation and Pacific Gas and Electric Company are reviewed annually by the Committee based on (1) the results achieved by each individual, (2) expected corporate financial performance, measured by combined earnings per share, dividends, and stock price performance, and (3) changes in the salaries paid to comparable executive officers in the comparator group.
In setting the 2004 base salary levels for the executive officers of PG&E Corporation and Pacific Gas and Electric Company, the Committee’s objective was to make the salary paid to each executive officer (including the companies’ Chief Executive Officers) approximately equal to the average of the salaries paid to the comparable executive officers in the comparator group.
The overall average of the base salaries received by each executive officer of PG&E Corporation and Pacific Gas and Electric Company (including the companies’ Chief Executive Officers) for 2004 was approximately equal to the average base salaries paid to the comparable executive officers in the comparator group.
Short-Term Incentives
The PG&E Corporation and Pacific Gas and Electric Company Short-Term Incentive Plans for 2004 were designed to provide annual incentives to all officers based on the level of achievement in meeting key corporate financial and strategic objectives and, where appropriate, line of business results.
At the beginning of the year, targets are set based on each officer’s responsibilities and salary level. Final amounts are determined by the Committee and may range from zero to twice the target, depending on corporate and individual officer performance as measured against the key corporate objectives. The Committee has discretion to adjust or modify any of the performance measures.
In June 2004, a decision was made with respect to the 2003 Short-Term Incentive Plan. The majority of PG&E Corporation and Pacific Gas and Electric Company officers received awards equal to 165 percent of their target awards.
In 2004, PG&E Corporation achieved earnings from operations of $901 million. The majority of PG&E Corporation and Pacific Gas and Electric Company officers received Short-Term Incentive Plan awards that ranged from 152 percent to 184 percent of their target awards.
Long-Term Incentives
The PG&E Corporation Long-Term Incentive Program permits various types of stock-based incentives to be granted to officers and other key employees of the Corporation and its subsidiaries. PG&E Corporation’s performance aspiration is to be a top quartile performer. Consistent with this performance aspiration, the Committee’s objective is to set long-term incentive targets for officers at this performance level that are equal to the 75th percentile target compensation for comparable officers in the comparator group.
The Committee uses a mixture of equity-based incentives to provide long-term incentive compensation, including stock options, restricted stock, performance units, and performance shares. The size of each officer’s grant is determined primarily based on the compensation objectives described above.
Performance Shares. Performance shares provide incentives based on a comparison of total shareholder return (dividends plus stock price appreciation) with returns provided by the comparator group over a three-year period.
Performance shares are hypothetical shares of stock that vest at the end of a three-year period and are settled in cash only if performance targets are met. For performance shares granted in 2004, the amount of cash, if any, that recipients are entitled to receive following the vesting date will be based on a payout percentage measured by the performance of PG&E

Corporation’s total shareholder returns (TSR) for the prior three-year calendar period compared to the TSR of the 15 other companies in the comparator group. There will be no payout for TSR performance below the 25th percentile of the comparator group. TSR performance at the 25th percentile will result in a 25 percent payout of performance shares; TSR performance at the 75th percentile will result in a 100 percent payout of performance shares; and TSR performance at the 90th percentile or greater will result in a 200 percent payout of performance shares. For performance between the 25th percentile and the target, and between the target and the 90th percentile, award payouts are determined by straight-line interpolation.
Stock Options. Stock options provide incentives based on PG&E Corporation’s ability to sustain financial performance. Officers and other key employees of PG&E Corporation and its subsidiaries receive stock options based on their responsibilities. After options vest, the holder may purchase a specified number of shares of PG&E Corporation common stock at the market price on the date of grant.
Stock options granted in 2004 vest in annual increments of 25 percent on the first, second, third, and fourth anniversaries of the date of grant. Options generally must be exercised within 10 years of the date of grant.
Restricted Stock. Restricted stock provides incentives based on its intrinsic economic value, and its future value as tied to the price performance of PG&E Corporation common stock. Officers and other key employees of PG&E Corporation receive restricted stock based on their responsibilities and performance. Restricted stock also aligns the recipients’ motivational interests with those of shareholders.
For restricted stock granted in 2004, the restrictions lapse in annual increments of up to 25 percent on the first business day of each of the next four years following the date of grant.
Performance Units. Performance units provide incentives based on a comparison of PG&E Corporation’s cumulative total return for shareholders with returns provided by a group of industry peers over a three-year period. The industry peer group is based on the composition of the comparator group at the time the performance units were granted in 2002, and consists of 10 other major energy companies that at the time of selection were comparable to PG&E Corporation in size, scope, business mix, and other characteristics, and were included in the Standard & Poor’s 500 Stock Index. The Committee did not grant performance units in 2003 or 2004.
One-third of the performance units vest each year. At the end of each year, the number of vested performance units (adjusted for any dividends declared on PG&E Corporation common stock) is increased or decreased based on PG&E Corporation’s three-year total return for shareholders as ranked against the industry peer group. Payments are equal to the final number of vested units multiplied by the average market price of PG&E Corporation common stock during the 30 calendar day period prior to the end of the year.
For the three years ended December 31, 2004, PG&E Corporation’s total shareholder return had a cumulative ranking of third among the industry peer group. Based on these rankings, officers received payments for units granted in 2002 that were based on 135 percent of the number of units vesting in 2004.
CEO Compensation
The Committee followed the philosophy described above in determining 2004 compensation for Robert D. Glynn, Jr., Chief Executive Officer of PG&E Corporation, and Gordon R. Smith, Chief Executive Officer of Pacific Gas and Electric Company.
Mr. Glynn received an annual base salary of $1,090,000 in 2004. The salary level for Mr. Glynn is comparable to the average salary of chief executive officers in the comparator group. As noted in the accompanying compensation tables, during 2004, Mr. Glynn also received stock options, restricted stock, and performance shares. These grants were made based on the same factors and criteria as apply to similar grants for other PG&E Corporation officers.
Mr. Smith received an annual base salary of $780,000 in 2004. The salary level for Mr. Smith is above the average salary of senior executive officers in comparable positions in the comparator group. As noted in the accompanying compensation tables, during 2004, Mr. Smith also received stock options, restricted stock, and performance shares. These grants were made based on the same factors and criteria as apply to similar grants for other Pacific Gas and Electric Company officers.
Summary
We, the members of the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation, believe that the compensation programs of PG&E Corporation and Pacific Gas and Electric Company are successful in attracting and retaining qualified employees and in tying compensation directly to performance for shareholders. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the business environment of PG&E Corporation and Pacific Gas and Electric Company.
March 15, 2005
Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation
C. Lee Cox, Chair
David A. Coulter
David M. Lawrence, MD
Barbara L. Rambo
Barry Lawson Williams

Summary Compensation Table
This table summarizes the principal components of compensation paid to the Chief Executive Officers and the other most highly compensated executive officers of PG&E Corporation and Pacific Gas and Electric Company during the past year.

	Annual Compensation				Long-Term Compensation

							Payouts
				Other	Awards
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
Name and		Salary	Bonus	sation	Award(s)	Options/SARs	Payouts	sation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(# of Shares)	($)(4)	($)(5)

Robert D. Glynn, Jr.*	2004	$1,090,000	$1,871,530	$103,123	$1,415,960	255,000	$639,790	$62,225
Chairman of the Board, Chief	2003	1,050,000	1,734,600	3,154,268	2,169,950	486,000	9,879,911	666,050
Executive Officer, and	2002	1,050,000	787,500	4,833,389	0	150,000	632,461	79,777
President of PG&E Corporation; Chairman of the Board of Pacific Gas and Electric Company

Peter A. Darbee*	2004	$525,000	$585,926	$2,339	$372,506	67,200	$366,928	$25,851
Senior Vice President and	2003	490,000	526,162	2,368	678,269	101,300	4,023,098	329,140
Chief Financial Officer of	2002	490,000	220,500	4,862	0	0	115,244	62,355
PG&E Corporation

Bruce R. Worthington	2004	$455,000	$429,679	$2,339	$335,201	60,500	$324,126	$34,746
Senior Vice President and	2003	425,000	386,155	836,295	530,708	79,300	2,310,713	306,575
General Counsel of PG&E	2002	425,000	175,313	1,220,913	0	0	205,801	43,893
Corporation

Gordon R. Smith	2004	$780,000	$1,075,230	$951	$596,065	107,550	$469,974	$37,652
Senior Vice President of	2003	735,000	906,255	2,402,048	943,441	140,900	5,842,500	453,723
PG&E Corporation; President	2002	735,000	519,278	4,310,520	0	0	182,009	37,173
and Chief Executive Officer of Pacific Gas and Electric Company

Thomas B. King	2004	$520,000	$621,244	$0	$368,713	65,150	$513,304	$68,714
Senior Vice President and Chief	2003	500,000	519,350	23,780	530,708	79,300	2,938,351	659,488
of Utility Operations of Pacific	2002	450,000	93,163	0	0	0	94,863	89,263
Gas and Electric Company

*	Mr. Glynn served as President and Chief Executive Officer of PG&E Corporation through December 31, 2004; he continues to serve as Chairman of the Board of PG&E Corporation. Effective January 1, 2005, Peter A. Darbee was elected President and Chief Executive Officer of PG&E Corporation.

(1)	Represents payments received or deferred in 2005, 2004, and 2003 for achievement of corporate and organizational objectives in 2004, 2003, and 2002, respectively, under the Short-Term Incentive Plan.

(2)	Amounts reported consist of (i) reportable officer benefits, including perquisite allowances (Mr. Glynn $35,000 in each of 2004, 2003, and 2002) and amounts for non-business related travel (Mr. Glynn $60,221 in 2004, $62,998 in 2003, and $69,849 in 2002), (ii) payments of related taxes, and (iii) for 2003 and 2002, the cost of annuities and associated tax restoration payments to replace existing retirement benefits. The annuities will not change the amount and timing of after-tax benefits that would have been provided upon retirement under existing arrangements.

(3)	As of the end of the year, the aggregate number of shares or units of restricted stock held by each named executive officer, and the value using the year-end closing price of a share of PG&E Corporation common stock, were: Mr. Glynn 163,393 (with a value of $5,437,719), Mr. Darbee 48,498 (with a value of $1,614,013), Mr. Worthington 39,553 (with a value of $1,316,324), Mr. Smith 70,321 (with a value of $2,340,283), and Mr. King 40,733 (with a value of $1,355,594). The restrictions lapse in annual increments of up to 25 percent on the first business day of each of the 4 years following the grant, subject to the recipient’s continued employment. For the grant made in 2003, 20 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by relative annual total shareholder return at the end of the prior year. With respect to the 2003 grant to Mr. Glynn, 25 percent of each year’s increment is subject to forfeiture if PG&E Corporation fails to be in the top quartile of the comparator group as measured by total shareholder return at the end of the prior year, and an additional

Summary Compensation Table
Continued

25 percent is subject to forfeiture if PG&E Corporation fails to be in the top half of the comparator group. PG&E Corporation’s 2004 performance was not in the top half of its comparator group. Therefore, the shares subject to the performance requirement were cancelled in 2005. The shares of restricted stock have the same dividend rights as unrestricted shares of PG&E Corporation common stock.

(4)	Represents (i) payments received or deferred for achievement of corporate performance objectives over 3-year rolling periods under the Performance Unit Plan and (ii) vested common stock equivalents called Special Incentive Stock Ownership Premiums (SISOPs) earned by executive officers under the Executive Stock Ownership Program and additional common stock equivalents reflecting dividends accrued on those SISOPs.

(5)	Amounts reported for 2004 consist of: (i) contributions to defined contribution retirement plans (Mr. Glynn $9,225, Mr. Darbee $5,906, Mr. Worthington $3,413, Mr. Smith $9,000, and Mr. King $8,900), (ii) contributions received or deferred under excess benefit arrangements associated with defined contribution retirement plans (Mr. Glynn $39,825, Mr. Darbee $17,719, Mr. Worthington $17,062, Mr. Smith $26,100, and Mr. King $14,500), (iii) above-market interest on deferred compensation (Mr. Glynn $11,106, Mr. Darbee $2,226, Mr. Worthington $271, Mr. Smith $483, and Mr. King $764), (iv) relocation allowances and other one-time awards (Mr. Glynn $2,069, Mr. Smith $2,069, and Mr. King $44,550), and (v) sale of vacation (Mr. Worthington $14,000).

Option/ SAR Grants in 2004
This table summarizes the distribution and the terms and conditions of stock options granted to the executive officers named in the Summary Compensation Table during the past year.

					Grant
Individual Grants					Date Value

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Options/SARs	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)(2)	2004(2)	($/Sh)(3)	Date(4)	Value ($)(5)

Robert D. Glynn, Jr.	255,000	10.41%	$27.23	01-03-2014	$1,264,800

Peter A. Darbee	67,200	2.74%	27.23	01-03-2014	333,312

Bruce R. Worthington	60,500	2.47%	27.23	01-03-2014	300,080

Gordon R. Smith	107,550	4.39%	27.23	01-03-2014	533,448

Thomas B. King	60,500	2.47%	27.23	01-03-2014	300,080
	4,650	.19%	28.40	08-03-2014	33,387

(1)	All options granted to executive officers in 2004 are exercisable as follows: 25 percent of the options may be exercised on or after the first anniversary of the date of grant, 50 percent on or after the second anniversary, 75 percent on or after the third anniversary, and 100 percent on or after the fourth anniversary, provided that options will vest immediately upon the occurrence of certain events. No options were accompanied by tandem dividend equivalents.

(2)	No stock appreciation rights (SARs) have been granted since 1991.

(3)	The exercise price is equal to the closing price of PG&E Corporation common stock on the date of grant.

(4)	All options granted to executive officers in 2004 expire 10 years and 1 day from the date of grant, subject to earlier expiration in the event of the officer’s termination of employment with PG&E Corporation, Pacific Gas and Electric Company, or one of their subsidiaries.

(5)	Estimated present values are based on the Black-Scholes Model, a mathematical formula used to value options traded on stock exchanges. The Black-Scholes Model considers a number of factors, including the expected volatility and dividend rate of the stock, interest rates, and time of exercise of the option. The following assumptions were used in applying the Black-Scholes Model to the 2004 option grants shown in the table above: (i) volatility of 31.3 percent for the January 2, 2004 grant and 35.4 percent for the August 2, 2004 grant, (ii) risk-free rate of return of 4.29 percent for the January 2, 2004 grant and 4.73 percent for the August 2, 2004 grant, (iii) dividend yield of $1.00, and (iv) an exercise date 10 years after the date of grant. The ultimate value of the options will depend on the future market price of PG&E Corporation common stock, which cannot be forecast with reasonable accuracy. That value will depend on the future success achieved by employees for the benefit of all shareholders. The estimated grant date present value for the options shown in the table was $4.96 per share for the January 2, 2004 grant and $7.18 for the August 2, 2004 grant.

Aggregated Option/ SAR Exercises in 2004 and Year-End Option/ SAR Values
This table summarizes exercises of stock options and tandem stock appreciation rights (granted in prior years) by the executive officers named in the Summary Compensation Table during the past year, as well as the number and value of all unexercised options held by such named executive officers at the end of 2004.

				Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
	Shares Acquired		End of 2004 (#)	End of 2004 ($)(1)
	on Exercise	Value Realized	(Exercisable/	(Exercisable/
Name	(#)	($)	Unexercisable)	Unexercisable)

Robert D. Glynn, Jr.	1,032,501	$9,732,136	766,791/876,432	$3,089,300/$12,706,788
Peter A. Darbee	295,059	3,173,037	150,000/204,441	829,500/2,986,770
Bruce R. Worthington	195,625	1,424,346	281,068/168,307	2,444,793/2,392,919
Gordon R. Smith	595,159	5,600,282	213,900/303,891	541,048/4,342,884
Thomas B. King	144,093	1,921,837	272,700/186,757	1,950,712/2,677,293

(1)	Based on the difference between the option exercise price (without reduction for the amount of accrued dividend equivalents, if any) and a fair market value of $33.28, which was the closing price of PG&E Corporation common stock on December 31, 2004.
Long-Term Incentive Program – Awards in 2004
This table summarizes the long-term incentive grants made to the executive officers named in the Summary Compensation Table during the past year.

			Estimated Future Payouts Under
	Awards		Non-Stock Price-Based Plans

		Performance or
		Other Period
	Number of Shares,	Until Maturation	Threshold	Target	Maximum
Name	Units, or Other Rights(1)	or Payout	($ or #)(2)	($ or #)(2)	($ or #)(2)

Robert D. Glynn, Jr.	52,000	3 years	0 units	52,000 units	104,000 units
Peter A. Darbee	13,680	3 years	0 units	13,680 units	27,360 units
Bruce R. Worthington	12,310	3 years	0 units	12,310 units	24,620 units
Gordon R. Smith	21,890	3 years	0 units	21,890 units	43,780 units
Thomas B. King	13,490	3 years	0 units	13,490 units	26,980 units

(1)	Represents performance shares granted under the Long-Term Incentive Program. The shares vest 3 years after the grant year and are earned based on PG&E Corporation’s 3-year cumulative total shareholder return (dividends plus stock price appreciation) as compared with that achieved by other companies in the comparator group. Each time a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of shares held by the recipient will be accrued on behalf of the recipient and, at the end of the vesting period, the amount of accrued dividend equivalents will be increased or decreased by the same percentage used to increase or decrease the number of vested performance shares for the period.

(2)	Payments for performance shares are determined by multiplying the number of shares earned for a given period by the average market price of PG&E Corporation common stock for the 30 calendar day period prior to the end of the period.

Retirement Benefits
PG&E Corporation and Pacific Gas and Electric Company provide retirement benefits to some of the executive officers named in the Summary Compensation Table on pages 47 and 48. The benefit formula for eligible executive officers is 1.7 percent of the average of the three highest combined salary and annual Short-Term Incentive Plan payments during the last 10 years of service multiplied by years of credited service.
During 2002 and 2003, annuities were purchased to replace a significant portion of the unfunded retirement benefits for certain officers whose entire accrued benefit could not be provided under the Retirement Plan due to tax code limits. The annuities will not change the amount or timing of the after-tax benefits that would have been provided upon retirement under the Supplemental Executive Retirement Plan (SERP) or similar arrangements. In connection with the annuities, tax restoration payments were made such that the annuitization was tax-neutral to the executive officer.
Effective July 1, 2003, Mr. Darbee and Mr. King became participants in the SERP with five years of credited service. Mr. Darbee and Mr. King will each earn an additional five years of credited service, provided that they are employed by PG&E Corporation or a subsidiary on July 1, 2008.
As of December 31, 2004, the estimated pre-tax annual retirement benefits payable under the SERP or similar arrangements (assuming credited service to age 65), adjusted to reflect the effect of the annuities, for the most highly compensated executive officers were as follows: Mr. Glynn $443,400, Mr. Darbee $359,393, Mr. Worthington $340,440, Mr. Smith $575,325, and Mr. King $480,874. The estimated annual retirement benefits are single life annuity benefits and would not be subject to any Social Security offsets.
Employment Contracts, Termination of Employment and Change in Control Provisions
What types of employment contracts exist for executive officers named in the Summary Compensation Table?
No employment contracts exist between those officers and PG&E Corporation or Pacific Gas and Electric Company. Both companies have a policy against entering into employment contracts generally.
What types of payments do executive officers named in the Summary Compensation Table receive if they are terminated?
The PG&E Corporation Officer Severance Policy, which covers most officers of PG&E Corporation and its subsidiaries, including the executive officers named in the Summary Compensation Table, provides benefits if a covered officer is terminated without cause. In most situations, benefits under the policy include:

1.	A lump sum payment of one and one-half or two times annual base salary and Short-Term Incentive Plan target (the applicable severance multiple being dependent on an officer’s level),

2.	Continued vesting of equity-based incentives for 18 months or two years after termination (depending on the applicable severance multiple),

3.	Accelerated vesting of up to two-thirds of the common stock equivalents granted under the Executive Stock Ownership Program (depending on an officer’s level), and

4.	Payment of health care insurance premiums for 18 months after termination.
The severance benefit is generally paid to the officer in a lump sum. However, if the officer is covered by PG&E Corporation’s Supplemental Executive Retirement Plan and is less than 55 years old, a portion of that officer’s benefits will be converted to additional years of age, up to 55 years, for purposes of calculating pension benefits, with the remaining portion of the severance benefit, if any, paid in a lump sum. If the additional age resulting from such conversion does not result in an age of 55, the officer will be paid the entire severance benefit in a lump sum.
What types of payments are triggered for executive officers named in the Summary Compensation Table upon a change in control?
PG&E Corporation Officer Severance Policy. The PG&E Corporation Officer Severance Policy provides covered officers with alternative benefits that apply upon actual or constructive termination following a change in control or potential change in control. Constructive termination includes certain changes to a covered officer’s responsibilities.

In the event of a change in control or potential change in control, the policy provides for a lump sum payment of the total of:

1.	Unpaid base salary earned through the termination date,

2.	Short-Term Incentive Plan target calculated for the fiscal year in which termination occurs (Target Bonus),

3.	Any accrued but unpaid vacation pay, and

4.	Three times the sum of Target Bonus and the officer’s annual base salary in effect immediately before either the date of termination or the change in control, whichever base salary is greater.
Change in control termination benefits also include reimbursement of excise taxes levied upon the severance benefit under Internal Revenue Code Section 4999.
The PG&E Corporation Long-Term Incentive Program (PG&E LTIP). In addition, under the PG&E LTIP, upon a change in control:

1.	Any time periods relating to the exercise or realization of any stock-based incentive (including performance shares, stock options, performance units, and common stock equivalents granted under the Executive Stock Ownership Program) will be accelerated so that such incentive may be exercised or realized in full immediately upon the change in control,

2.	All shares of restricted stock will immediately cease to be forfeitable, and

3.	All conditions relating to the realization of any stock-based incentive will terminate immediately.
What constitutes a change in control?
The PG&E Corporation Officer Severance Policy and the PG&E LTIP define a change in control as follows:

1.	Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any benefit plan for employees or any trustee, agent, or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of PG&E Corporation representing 20 percent or more of the combined voting power of PG&E Corporation’s then outstanding securities,

2.	During any two consecutive years, individuals who at the beginning of that period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

3.	The shareholders of the Corporation shall have approved:

a.	Any consolidation or merger of the Corporation other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least 70 percent of the combined voting power of the Corporation, such surviving entity, or the parent of such surviving entity outstanding immediately after the merger or consolidation,

b.	Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or

c.	Any plan or proposal for the liquidation or dissolution of the Corporation.
For purposes of this definition, the term “combined voting power” means the combined voting power of the then outstanding voting securities of the Corporation or the other relevant entity.

Comparison of Five-Year Cumulative Total Shareholder Return(1)
This graph compares the cumulative total return on PG&E Corporation common stock (equal to dividends plus stock price appreciation) during the past five fiscal years with that of the Standard & Poor’s 500 Stock Index and the Dow Jones Utilities Index.

(1)	Assumes $100 invested on December 31, 1999, in PG&E Corporation common stock, the Standard & Poor’s 500 Stock Index, and the Dow Jones Utilities Index, and assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily indicative of future returns.

Report of the Audit Committees
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards of Directors. The members of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are identical. At both PG&E Corporation and Pacific Gas and Electric Company, management is responsible for internal controls and the integrity of the financial reporting process.
In this regard, management has assured the Audit Committees that the consolidated financial statements of PG&E Corporation and Pacific Gas and Electric Company were prepared in accordance with generally accepted accounting principles. In addition, the Committees reviewed and discussed these consolidated financial statements with management and the independent auditors. The Committees also reviewed with the independent auditors matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
Deloitte & Touche LLP was the independent auditor for PG&E Corporation and Pacific Gas and Electric Company in 2004. The Corporation’s independent auditors provided to the Committees the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Committees discussed with the independent auditors that firm’s independence.
Based on the Committees’ reviews and discussion with management and the independent auditors, the Committees recommended to the Boards of Directors that the audited consolidated financial statements for PG&E Corporation and Pacific Gas and Electric Company be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
March 15, 2005
Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company
Barry Lawson Williams, Chair
David R. Andrews
Leslie S. Biller
Mary S. Metz

Other Information
Principal Shareholders
The following table presents certain information regarding shareholders that PG&E Corporation and Pacific Gas and Electric Company know are the beneficial owners of more than 5 percent of any class of voting securities of PG&E Corporation or Pacific Gas and Electric Company as of January 31, 2005:

	Name and Address of	Amount and Nature of	Percent
Class of Stock	Beneficial Owner	Beneficial Ownership	of Class
Pacific Gas and Electric Company stock (1)	PG&E Corporation(2) One Market, Spear Tower, Suite 2400 San Francisco, CA 94105	321,314,760	95.10%

(1)	Pacific Gas and Electric Company’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.

(2)	As a result of the formation of the holding company on January 1, 1997, PG&E Corporation became the holder of all issued and outstanding shares of Pacific Gas and Electric Company common stock. As of January 31, 2005, PG&E Corporation and a subsidiary held 100 percent of the issued and outstanding shares of Pacific Gas and Electric Company common stock, and neither PG&E Corporation nor any of its subsidiaries held shares of Pacific Gas and Electric Company preferred stock.
Section 16(a) Beneficial Ownership Reporting Compliance
In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, PG&E Corporation’s and Pacific Gas and Electric Company’s directors and certain officers, and persons who own greater than 10 percent of PG&E Corporation’s or Pacific Gas and Electric Company’s equity securities must file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which those securities are registered, and must furnish PG&E Corporation or Pacific Gas and Electric Company with copies of all such reports they file.
Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and Pacific Gas and Electric Company believe that during 2004 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied, except that an Initial Statement of Beneficial Ownership of Securities on Form 3 for Leslie H. Everett failed to report 107 shares of PG&E Corporation common stock indirectly beneficially owned through Ms. Everett’s spouse’s family trust. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the respective company.
By Order of the Boards of Directors of
PG&E Corporation and
Pacific Gas and Electric Company,
Linda Y.H. Cheng
Vice President and Corporate Secretary
PG&E Corporation and
Pacific Gas and Electric Company

PG&E Corporation

2006 Long-Term Incentive Plan

(continued)

(continued)

PG&E Corporation
2006 Long-Term Incentive Plan

1.	Establishment, Purpose and Term of Plan.

                       1.1      Establishment. The PG&E Corporation 2006 Long-Term Incentive Plan (the “Plan”) is hereby established effective as of January 1, 2006 (the “Effective Date”), provided it has been approved by the shareholders of the Company.

                       1.2      Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its shareholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s shareholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

                       1.3      Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date. Moreover, Incentive Stock Options shall not be granted later than ten (10) years from the date of shareholder approval of the Plan.

2.	Definitions and Construction.

                       2.1      Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

                                  (a)      “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

                                  (b)      “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan.

                                  (c)      “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

                                  (d)      “Board” means the Board of Directors of the Company.

                                  (e)      “Change in Control” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, the occurrence of any of the following:

                                                (i)      any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any benefit plan for Employees or any trustee, agent or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), of stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting stock; or

                                                (ii)      during any two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the shareholders of the Company, of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the period; or

                                                (iii)      by approval of the shareholders of the Company (1) any consolidation or merger of the Company other than a merger or consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent of such surviving entity) at least seventy percent (70%) of the Combined Voting Power of the Company, such surviving entity or the parent of such surviving entity outstanding immediately after the merger or consolidation; (2) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company, or (3) any plan or proposal for the liquidation or dissolution of the Company. For purposes of this paragraph, the term “Combined Voting Power” shall mean the combined voting power of the Company’s or other relevant entity’s then outstanding voting stock.

                                  (f)      “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

                                  (g)      “Committee” means the Nominating, Compensation, and Governance Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

                                  (h)      “Company” means PG&E Corporation, a California corporation, or any successor corporation thereto.

                                  (i)      “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.

                                  (j)      “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 12 of the Plan.

                                  (k)      “Director” means a member of the Board.

                                  (l)      “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

                                  (m)      “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

                                  (n)      “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

                                  (o)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                                  (p)      “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

                                                (i)      Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

                                                (ii)      Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

                                                (iii)      If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

                                  (q)      “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

                                  (r)      “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

                                  (s)      “Mandatory Retirement” means retirement as a Director at age 70 or at such other age as may be specified in the retirement policy for the Board in effect at the time of a Nonemployee Director’s termination of Service as a Director.

                                  (t)      “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with the following formula:

                                                X = Y(A-B)/A, where

                                                X = the number of shares of Stock to be issued to the Participant upon exercise of the Option;
                                                Y = the total number of shares with respect to which the Participant has elected to exercise the Option;
                                                A = the Fair Market Value of one (1) share of Stock;
                                                B = the exercise price per share (as defined in the Participant’s Award Agreement).

                                   (u)      “Nonemployee Director” means a Director who is not an Employee.

                                   (v)      “Nonemployee Director Award” means an Award granted to a Nonemployee Director pursuant to Section 7 of the Plan.

                                   (w)      “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

                                   (x)      “Officer” means any person designated by the Board as an officer of the Company.

                                   (y)      “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 or Section 7 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

                                  (z)      “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.

                                  (aa)      “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

                                  (bb)      “Participant” means any eligible person who has been granted one or more Awards.

                                  (cc)      “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

                                  (dd)      “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

                                  (ee)      “Performance Award” means an Award of Performance Shares or Performance Units.

                                  (ff)      “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

                                  (gg)      “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3 of the Plan.

                                  (hh)      “Performance Period” means a period established by the Committee pursuant to Section 10.3 of the Plan at the end of which one or more Performance Goals are to be measured.

                                  (ii)      “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

                                  (jj)      “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

                                  (kk)      “Restricted Stock Award” means an Award of Restricted Stock.

                                  (ll)      “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 11 or Section 12 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 11 or Section 12, as applicable, and the Participant’s Award Agreement.

                                  (mm)      “Restriction Period” means the period established in accordance with Section 9.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

                                  (nn)      “Retirement” means termination as an Employee of a Participating Company at age 55 or older, provided that the Participant was an Employee for at least five consecutive years prior to the date of such termination.

                                  (oo)      “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

                                  (pp)      “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 8 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

                                  (qq)       “Section 162(m)” means Section 162(m) of the Code.

                                  (rr)       “Securities Act” means the Securities Act of 1933, as amended.

                                  (ss)      “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

                                  (tt)      “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

                                  (uu)      “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 12 of the Plan.

                                  (vv)      “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

                                  (ww)      “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

                                  (xx)      “Vesting Conditions” mean those conditions established in accordance with Section 9.4 or Section 11.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

                       2.2      Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Administration.

                       3.1      Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

                       3.2      Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. In addition, to the extent specified in a resolution adopted by the Board, the Chief Executive Officer of the Company shall have the authority to grant Awards to an Employee who is not an Insider and who is receiving a salary below the level which requires approval by the Committee; provided that the terms of such Awards conform to guidelines established by the Committee and provided further that at the time of making such Awards the Chief Executive Officer also is a Director.

                       3.3      Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

                       3.4      Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

                       3.5      Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

                                  (a)      to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award based on the recommendation of the Chief Executive Officer of the Company (except that Awards to the Chief Executive Officer shall be based on the recommendation of the independent members of the Board in compliance with applicable stock exchange rules and Awards to Nonemployee Directors shall be granted automatically pursuant to Section 7 of the Plan);

                                  (b)      to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

                                  (c)      to determine the Fair Market Value of shares of Stock or other property;

                                  (d)      to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

                                  (e)      to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

                                  (f)      to approve one or more forms of Award Agreement;

                                  (g)      to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

                                  (h)      to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

                                  (i)      without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

                                  (j)      to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

                                  (k)      to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

                                  (l)      to delegate to the Chief Executive Officer or the Senior Vice President of Human Resources the authority with respect to ministerial matters regarding the Plan and Awards made under the Plan.

                       3.6      Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

                       3.7      Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	Shares Subject to Plan.

                       4.1      Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be twelve million (12,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised.

                       4.2      Adjustments for Changes in Capital Structure. Subject to any required action by the shareholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, in the Nonemployee Director Awards to be granted automatically pursuant to Section 7, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	Eligibility and Award Limitations.

                       5.1      Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service. A Nonemployee Director Award may be granted only to a person who, at the time of grant, is a Nonemployee Director.

                       5.2      Participation. Awards other than Nonemployee Director Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, excepting Nonemployee Director Awards, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

                       5.3      Incentive Stock Option Limitations.

                                  (a)      Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

                                  (b)      Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

                       5.4      Award Limits.

                                  (a)      Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed twelve million (12,000,000) shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.

                                  (b)      Aggregate Limit on Full Value Awards. Subject to adjustment as provided in Section 4.2, in no event shall more than twelve million (12,000,000) shares in the aggregate be issued under the Plan pursuant to the exercise or settlement of Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”). Except with respect to a maximum of five percent (5%) of the shares of Stock authorized in this Section 5.4(b), any Full Value Awards which vest on the basis of the Participant’s continued Service shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.

                                  (c)      Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).

                                                (i)      Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 400,000 shares of Stock reserved for issuance under the Plan.

                                                (ii)      Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 400,000 shares of Stock reserved for issuance under the Plan.

                                                (iii)      Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 400,000 shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than two million dollars ($2 million) for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.

6.	Terms and Conditions of Options.

                       Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and, except as otherwise set forth in Section 7 with respect to Nonemployee Director Options, shall comply with and be subject to the following terms and conditions:

                       6.1     Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

                       6.2     Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

                       6.3     Payment of Exercise Price.

                                  (a)      Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice of exercise electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

                                  (b)      Limitations on Forms of Consideration.

                                                (i)      Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

                                                (ii)      Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

                       6.4     Effect of Termination of Service.

                                  (a)      Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.

                                  (b)      Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 15 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

                                  (c)      Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

                       6.5     Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.	Terms and Conditions of Nonemployee Director Awards.

                       Nonemployee Director Awards shall be evidenced by Award Agreements in such form as the Board shall from time to time establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference, shall be automatic and non-discretionary and shall comply with and be subject to the following terms and conditions:

                       7.1      Automatic Grant of Restricted Stock.

                                  (a)      Timing and Amount of Grant. On the first business day of each calendar year beginning on January 1, 2006, and continuing for the term of the Plan, each person who is a Nonemployee Director on such date shall be granted a Restricted Stock Award to purchase a number of shares of Stock determined by dividing thirty thousand dollars ($30,000) by the Fair Market Value of the Stock on the first business day of the applicable calendar year, and rounding down to the nearest whole number.

                                  (b)      Vesting. The shares subject to the Restricted Stock Award granted pursuant to Section 7.1(a) shall vest in equal annual installments of twenty percent (20%) on each anniversary of the date of grant, with one hundred percent (100%) of the shares vested on the fifth anniversary of the date of grant.

                       7.2     Annual Election to Receive Nonstatutory Stock Option and Restricted Stock Units. On a date no later than December 31 of each calendar year during the term of the Plan, each person who is then a Nonemployee Director shall deliver to the Board a written election to receive either Nonstatutory Stock Options or Restricted Stock Units, or both, with an aggregate value of $30,000, on the first business day of the following calendar year, provided the person continues to be a Nonemployee Director on the date of grant. A Nonemployee Director may allocate between Nonstatutory Stock Options and Restricted Stock Units in minimum increments with a value equal to $5,000, as determined in accordance with Sections 7.3 and 7.4. All awards of Nonstatutory Stock Options and Restricted Stock Units made to Nonemployee Directors shall comply with the provisions of Sections 7.3 and 7.4, respectively. A Nonemployee Director who fails to make a timely election or who first becomes a Nonemployee Director after December 31 shall be awarded Nonstatutory Stock Options and Restricted Stock Units each with a value of $30,000, as determined in accordance with Sections 7.3 and 7.4, provided the Nonemployee Director continues to be a Nonemployee Director on the first business day of the following calendar year.

                       7.3     Grant of Nonstatutory Stock Option.

                                  (a)      Timing and Amount of Grant. Unless a Nonemployee Director made an election to decline the award of a Nonstatutory Stock Option in accordance with Section

7.2 above, on the first business day of each calendar year beginning on January 1, 2006, and continuing for the term of the Plan, each person who is a Nonemployee Director on such date shall receive a grant of a Nonstatutory Stock Option with an aggregate value equal to $5,000, $10,000, $15,000, $20,000, $25,000 or $30,000, as previously elected by the Nonemployee Director (or $15,000 in the case of a Nonemployee Director who failed to make a timely election or who became a Nonemployee Director after December 31) (the “Elected Option Value”). The number of shares subject to the Nonstatutory Stock Option shall be determined by dividing the Elected Option Value by the value of a Nonstatutory Stock Option to purchase a single share of Stock as of the first business day of the applicable calendar year. The per share option value shall be calculated in accordance with the Black-Scholes stock option valuation method using the average preceding November closing price of Stock and reducing the per option value by twenty percent (20%). The resulting number of shares subject to the Nonstatutory Stock Option shall be rounded down to the nearest whole share. No person shall receive more than one grant of Nonstatutory Stock Options pursuant to this Section 7.3(a) during any calendar year.

                                  (b)      Exercise Price and Payment. The exercise price of each Nonstatutory Stock Option granted pursuant to Section 7.3(a) shall be the Fair Market Value of the Stock on the date of grant. The payment of the exercise price for the number of share of Stock being purchased pursuant to the Nonstatutory Stock Option shall be made in accordance with the provisions of Section 6.3.

                                  (c)      Vesting and Exercisability. The Nonstatutory Stock Option granted in accordance with this Section shall become vested and exercisable as to one third (1/3) of the shares subject to the Nonstatutory Stock Option on the second, third and fourth anniversaries of the date of grant, respectively. The Nonstatutory Stock Option shall terminate ten (10) years after the date of grant, unless earlier terminated in accordance with its provisions.

                       7.4     Grant of Restricted Stock Unit.

                                  (a)      Timing and Amount of Grant. Unless a Nonemployee Director made an election to decline the award of a Restricted Stock Unit in accordance with Section 7.2 above, on the first business day of each calendar year beginning on January 1, 2006, and continuing for the term of the Plan, each person who is a Nonemployee Director on such date shall receive a grant of a Restricted Stock Unit Award with an aggregate value (as determined by the Fair Market Value of the Stock on the first business day of the applicable calendar year) equal to $5,000, $10,000, $15,000, $20,000, $25,000 or $30,000, as previously elected by the Nonemployee Director (or $15,000 in the case of a Nonemployee Director who failed to make a timely election or who became a Nonemployee Director after December 31) (the “Elected Stock Unit Value”). The number of shares subject to the Restricted Stock Unit Award shall be determined by dividing the Elected Stock Unit Value by the Fair Market Value of the Stock as of the first business day of the applicable calendar year (including fractions computed to three decimal places). The Restricted Stock Units awarded to a Nonemployee Director shall be credited to a newly established Restricted Stock Unit account. Each Restricted Stock Unit awarded to a Nonemployee Director in accordance with this Section 7.4(a) shall be deemed to be equal to one (1) (or fraction thereof) share of Stock on the date of grant, and shall thereafter fluctuate in value in accordance with the Fair Market Value of the Stock. No person shall receive more than one grant of Restricted Stock Units pursuant to this Section 7.4(a) during any calendar year.

                                  (b)      Dividend Rights. Each Nonemployee Director’s Restricted Stock Unit account shall be credited quarterly on each dividend payment date with additional shares of Restricted Stock Units (including fractions computed to three decimal places) determined by dividing (1) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the account by (2) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

                                  (c)      Settlement of Restricted Stock Unit Award. Settlement of the shares credited to a Nonemployee Director’s Restricted Stock Unit account shall only be made after the Nonemployee Director’s Retirement or Mandatory Retirement from the Board or as provided in Section 7.5 below. Settlement shall be made only in the form of shares of Stock equal to the number of Restricted Stock Units credited to the Nonemployee Director’s account on the date of distribution, rounded down to the nearest whole share. The Nonemployee Director may elect to receive the Stock in a lump sum distribution or in a series of ten or less approximately equal annual installments, provided that distribution shall commence no later than January of the year following the year in which the Nonemployee Director’s Retirement or Mandatory Retirement occurred.

                       7.5      Effect of Termination of Service as a Nonemployee Director.

                                  (a)      Status of Award. Subject to earlier termination of the Nonemployee Director Award as otherwise provided herein, the status of a Nonemployee Director Award shall be determined as follows:

                                                (i)      Death or Disability. If the Nonemployee Director’s Service terminates due to death or Disability (1) all shares subject to the Restricted Stock Award shall become fully vested, and the Participant (or the Participant’s legal representative or other person who acquired the rights to the Restricted Stock by reason of the Participant’s death) shall have the right to resell or transfer such shares at any time; (2) all Nonstatutory Stock Options held by the Participant shall become fully vested and exercisable, and the Participant (or the Participant’s legal representative or other person who acquired the rights to the Nonstatutory Stock Option by reason of the Participant’s death) shall have the right to exercise the Nonstatutory Stock Options until the earlier of (a) the date that is twelve (12) months after the date on which the Participant’s Service terminated, or (b) the Option Expiration Date and (3) all Restricted Stock Units credited to the Nonemployee Director’s account shall immediately become payable to the Participant (or the Participant’s legal representative or other person who acquired the rights to the Restricted Stock Units by reason of the Participant’s death) in the form of a number of shares of Stock equal to the number of Restricted Stock Units credited to the Restricted Stock Unit account, rounded down to the nearest whole share.

                                                (ii)      Mandatory Retirement. If the Participant’s Service terminates because of the Mandatory Retirement of the Participant (1) all shares subject to the

Restricted Stock Award shall become fully vested and the Participant shall have the right to resell or transfer such shares at any time; (2) all Nonstatutory Stock Options held by the Participant shall become fully vested and exercisable and Participant shall have the right to exercise the Nonstatutory Stock Options until the earlier of (a) the date that is five (5) years after the date on which the Participant’s Service terminated, or (b) the Option Expiration Date and (3) all Restricted Stock Units credited to the Nonemployee Director’s account shall immediately become payable to the Participant in accordance with Section 7.4(c) above.

                                                (iii)      Other Termination of Service. If the Participant’s Service terminates for any reason other than those enumerated in Sections 7.5(a)(i) and 7.5(a)(ii), (1) any unvested shares of Restricted Stock shall be forfeited to the Company and from and after the date of such termination, the Participant shall cease to be a shareholder with respect to such forfeited shares and shall have no dividend, voting or other rights with respect thereto, (2) the unvested portion of any Nonstatutory Stock Option shall terminate, and any portion of the Nonstatutory Stock Option exercisable by the Participant on the date on which the Participant’s Service terminated may be exercised until the earlier of (a) the date that is three (3) months after the date on which the Participant’s Service terminated, or (b) the Option Expiration Date and (3) except as provided in Section 7.4(c), all Restricted Stock Units credited to the Participant’s account shall be forfeited on the date of termination.

                                                (iv)      Notwithstanding the provisions of Section 7.5(i) through 7.5(iii) above, the Board, in its sole discretion, may establish different terms and conditions pertaining to Nonemployee Director Awards.

                                  (b)      Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of a Nonstatutory Stock Option within the applicable time periods set forth in Section 7.5(a) is prevented by the provisions of Section 15 below, the Nonstatutory Stock Option shall remain exercisable until three (3) months after the date the Participant is notified by the Company that the Nonstatutory Stock Option is exercisable, but in any event no later than the Option Expiration Date.

                                  (c)      Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 7.5(a) of shares acquired upon the exercise of the Nonstatutory Stock Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Nonstatutory Stock Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

                       7.6     Effect of Change in Control on Nonemployee Director Awards. Upon the occurrence of a Change in Control, (i) the vesting of all shares of Restricted Stock granted pursuant to Section 7.1(a) shall be accelerated so that all such shares become fully vested, (ii) the vesting of Nonstatutory Stock Options granted pursuant to Section 7.3(a) shall be accelerated and such Nonstatutory Stock Options shall remain fully exercisable until the Option Expiration Date, and (iii) all Restricted Stock Units shall be settled in accordance with Section 7.4(c) as if the Change of Control constituted Retirement.

                  7.7      Right to Decline Nonemployee Director Awards. Notwithstanding the foregoing, any person may elect not to receive a Nonemployee Director Award by delivering written notice of such election to the Board no later than the day prior to the date such Nonemployee Director Award would otherwise be granted. A person so declining a Nonemployee Director Award shall receive no payment or other consideration in lieu of such declined Nonemployee Director Award. A person who has declined a Nonemployee Director Award may revoke such election by delivering written notice of such revocation to the Board no later than the day prior to the date such Nonemployee Director Award would be granted.

        8.      Terms and Conditions of Stock Appreciation Rights.

                       Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                 8.1      Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

                 8.2       Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

                 8.3       Exercisability and Term of SARs.

                                  (a)      Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

                                  (b)      Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

                 8.4      Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

                  8.5      Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.

                  8.6      Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

        9.      Terms and Conditions of Restricted Stock Awards.

                       Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                  9.1      Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

                  9.2      Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

                  9.3      Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

                  9.4      Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 9.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

                  9.5      Voting Rights, Dividends and Distributions. Except as provided in this Section, Section 9.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a shareholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

                  9.6      Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

                  9.7      Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

        10.     Terms and Conditions of Performance Awards.

                       Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                  10.1      Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

                  10.2      Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

                  10.3      Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

                  10.4      Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

                                  (a)      Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before interest, taxes and depreciation and amortization; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on shareholder equity; (xii) return on capital; (xiii) return on net assets; (xiv) economic value added; and (xv) market share; (xvi) customer service; (xvii) customer satisfaction; (xviii) safety; (xix) total shareholder return; or (xx) such other measures as determined by the Committee consistent with this Section 10.4(a).

                                  (b)      Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

                  10.5      Settlement of Performance Awards.

                                  (a)      Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

                                  (b)      Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

                                  (c)      Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.

                  10.6      Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

                  10.7       Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

                                  (a)      Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

                                  (b)      Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.

                       10.8      Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	Terms and Conditions of Restricted Stock Unit Awards.

                       Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                       11.1      Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

                       11.2      Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

                       11.3      Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

                       11.4      Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

                       11.5      Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 11.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

                       11.6      Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

12.	Deferred Compensation Awards.

                       12.1      Establishment of Deferred Compensation Award Programs. This Section 12 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

                                  (a)      Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

                                  (b)      Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:

                                                (i)      shares of Stock otherwise issuable to such Participant upon the exercise of an Option;

                                                (ii)      cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or

                                                (iii)      cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

                       12.2      Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 12 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                                  (a)      Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

                                  (b)      Terms and Conditions of Stock Units.

                                                (i)      Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

                                                (ii)      Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 12, shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

                                                (iii)      Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

13.	Other Stock-Based Awards.

                       In addition to the Awards set forth in Sections 6 through 12 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

14.	Change in Control.

                       14.1      Effect of Change in Control on Options and SARs. Unless otherwise provided in a fully executed written Award Agreement with the Participant, upon the occurrence of a Change in Control all outstanding Options and SARs shall immediately vest and become exerciseable in full and any shares acquired upon the exercise of such Options and SARs shall not be subject to any further Vesting Condition or other conditions.

                       14.2      Effect of Change in Control on Restricted Stock and Other Awards. Unless otherwise provided in a fully executed written Award Agreement with the Participant, upon the occurrence of a Change in Control, the Vesting Condition, Restriction Period or Performance Goal applicable to the shares subject to a Restricted Stock Award or other Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived and the Award shall become payable to the extent specified in the Award Agreement. Any acceleration, waiver, payment or the lapsing of any restriction that was permissible solely by reason of this Section 14.2 and the provisions of the applicable Award Agreement shall be conditioned upon the Change in Control.

15.	Compliance with Securities Law.

                       The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16.	Tax Withholding.

                       16.1      Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or Net Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an

Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

                       16.2      Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

17.	Amendment or Termination of Plan.

                       The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s shareholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule. Notwithstanding the foregoing, only the Board may amend Section 7. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

18.	Miscellaneous Provisions.

                       18.1      Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

                       18.2      Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

                       18.3      Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

                       18.4      Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

                       18.5      Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

                       18.6      Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

                       18.7      Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

                       18.8      Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

                       18.9      Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors. Unless contrary instructions are given on the reverse side of this proxy card, the designated proxies will vote the PG&E Corporation shares for which they hold proxies FOR Items 1, 2, and 3 and AGAINST Items 4, 5, 6, 7, and 8.

The undersigned hereby appoints Robert D. Glynn, Jr., Peter A. Darbee, and Linda Y.H. Cheng, or any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of PG&E Corporation, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, April 20, 2005, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

As an alternative to completing and mailing this proxy card, you may submit your proxy and voting instructions over the Internet at http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States or Canada). Please have your proxy card in hand when voting over the Internet or by telephone. These Internet and telephone voting procedures comply with California law.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors.

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, and 3.

		FOR ALL	WITHHOLD FOR ALL
ITEM 1.	ELECTION OF DIRECTORS	☐	☐

NOMINEES ARE:

01-David R. Andrews, 02-Leslie S. Biller,
03-David A. Coulter, 04-C. Lee Cox,
05-Peter A. Darbee, 06-Robert D. Glynn, Jr.,
07-Mary S. Metz, 08-Barbara L. Rambo,
09-Barry Lawson Williams

WITHHOLD vote only for:

		FOR	AGAINST	ABSTAIN
ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 3.	ADOPTION OF A NEW LONG-TERM INCENTIVE PLAN	☐	☐	☐

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST ITEMS 4, 5, 6, 7, and 8.

		FOR	AGAINST	ABSTAIN
ITEM 4.	EXPENSE STOCK OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 5.	RADIOACTIVE WASTES	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 6.	POISON PILL	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 7.	PERFORMANCE-BASED OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 8.	FUTURE GOLDEN PARACHUTES	☐	☐	☐

Signature	Signature	Date
If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors. Unless contrary instructions are given on the reverse side of this proxy card, the designated proxies will vote the PG&E Corporation shares for which they hold proxies FOR Items 1, 2, and 3 and AGAINST Items 4, 5, 6, 7, and 8.

The undersigned hereby appoints Robert D. Glynn, Jr., Peter A. Darbee, and Linda Y.H. Cheng, or any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of PG&E Corporation, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, April 20, 2005, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

As an alternative to completing and mailing this proxy card, you may submit your proxy and voting instructions over the Internet at http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States or Canada). Please have your proxy card in hand when voting over the Internet or by telephone. These Internet and telephone voting procedures comply with California law.

Address Change (Mark the corresponding box on the reverse side)

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▲ If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy in the enclosed envelope. ▲

ANNUAL MEETING OF SHAREHOLDERS

To be held at:
San Ramon Valley Conference Center
3301 Crow Canyon Road
San Ramon, California

April 20, 2005, at 10:00 a.m.

▼ Please use the attached ticket to attend the PG&E Corporation Annual Meeting. ▼

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
There is free parking at the San Ramon Valley Conference Center.

Note: Shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. Cellular telephones and pagers must be turned off prior to entering the meeting. Cameras, tape recorders, and other electronic recording devices will not be allowed in the meeting, other than for PG&E Corporation purposes. A checkroom will be available. For your protection, all briefcases, purses, packages, etc., will be subject to inspection as you enter the meeting. No items will be allowed into the meeting that might pose a safety or security risk. We regret any inconvenience this may cause.

Real-time captioning services and assistive listening devices will be available for the hearing impaired. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or require an assistive listening device.

Your proxy is solicited on behalf of the PG&E Corporation Board of Directors.	Please Mark Here for Address Change	☐
SEE REVERSE SIDE

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, and 3.
WITHHOLD
		FOR ALL	FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
NOMINEES ARE:						FOR	AGAINST	ABSTAIN
01-David R. Andrews, 02-Leslie S. Biller, 03-David A. Coulter, 04-C. Lee Cox, 05-Peter A. Darbee, 06-Robert D. Glynn, Jr., 07-Mary S. Metz, 08-Barbara L. Rambo, 09-Barry Lawson Williams				ITEM 3.	ADOPTION OF A NEW LONG-TERM INCENTIVE PLAN	☐	☐	☐

WITHHOLD vote only for:							WILL ATTEND

					If you plan to attend the Annual Meeting, please mark the Will Attend box			☐

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST ITEMS 4, 5, 6, 7, and 8.
		FOR	AGAINST	ABSTAIN
ITEM 4.	EXPENSE STOCK OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 5.	RADIOACTIVE WASTES	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 6.	POISON PILL	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 7.	PERFORMANCE-BASED OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 8.	FUTURE GOLDEN PARACHUTES	☐	☐	☐

Signature	Signature	Date

If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

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▲	If you are not submitting your proxy over the Internet or by telephone, please detach here and mail this proxy card in the enclosed envelope.	▲

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

PROXIES AND VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET OR BY TELEPHONE MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON TUESDAY, APRIL 19, 2005.

PRIOR TO VOTING, READ THE ACCOMPANYING JOINT PROXY STATEMENT AND THE ABOVE PROXY CARD.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/pcg		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone in the U.S. or Canada to submit your proxy. Have your proxy card in hand when you call.		Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy over the Internet or by telephone, you do NOT need to return your proxy card.

You can view the Proxy Statement and Annual Report on the Internet at www.pgecorp.com

▼ Please use the attached ticket to attend the PG&E Corporation Annual Meeting. ▼

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

2005 Annual Meeting Ticket
Ticket for the annual meeting on Wednesday, April 20, 2005, at 10:00 a.m., to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California. Doors open at 9:00 a.m. You may bypass the shareholder registration area and present this ticket at the entrance to the meeting room.

(See reverse side for additional information.)

PG&E CORPORATION
RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR
UNION REPRESENTED EMPLOYEES
VOTING INSTRUCTIONS TO THE TRUSTEE - 2005

TO FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE:

Pursuant to the provisions of the PG&E Corporation Retirement Savings Plan and Retirement Savings Plan for Union Represented Employees, you are instructed to vote the shares of PG&E Corporation common stock credited to my Plan account as of February 22, 2005, at the annual meeting of shareholders of PG&E Corporation to be held on April 20, 2005, and at any adjournment or postponement thereof, as indicated on this voting instruction card, and upon all motions and resolutions which may properly come before said meeting, adjournments, or postponements thereof.

(Continued, and to be marked, signed, and dated on the reverse side.)

TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES:

If you sign but do not otherwise complete the card, you will be instructing the Trustee to vote all shares in accordance with the recommendations of the PG&E Corporation Board of Directors.

Address Change (Mark the corresponding box on the reverse side)

▲	If you are not submitting your voting instructions over the Internet or by telephone, please detach here and mail this card in the enclosed envelope.	▲

TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN AND RETIREMENT SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES:

As a participant, you are entitled to direct the Trustee how to vote the shares of PG&E Corporation common stock allocated to your account. The above voting instruction card is provided for your use in giving the Trustee confidential instructions to vote stock held in your Plan account at PG&E Corporation’s annual meeting of shareholders on April 20, 2005. You have one vote for each share of PG&E Corporation common stock credited to your account as of February 22, 2005. Enclosed is a Joint Proxy Statement which sets forth the business to be conducted at the meeting. Please mark your instructions on the above card and sign, date, and return it in the enclosed postage-paid envelope. As an alternative to completing and mailing the card, you may submit your voting instructions over the Internet at http://www.proxyvoting.com/pcg or by touch-tone telephone at 1-866-540-5760 (from anywhere in the United States and Canada). Please have your voting instruction card in hand when submitting your voting instructions over the Internet or by telephone. These Internet and telephone voting procedures comply with California law. Stock in your Plan account for which the Trustee has not received voting instructions will not be voted by the Trustee. Participants who also own stock outside the Plan will receive a separate proxy or voting instruction card for those shares.

VOTING INSTRUCTIONS TO THE TRUSTEE - 2005	Please Mark Here for Address Change	☐
SEE REVERSE SIDE

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, and 3.
WITHHOLD
		FOR ALL	FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐
NOMINEES ARE:						FOR	AGAINST	ABSTAIN
01-David R. Andrews, 02-Leslie S. Biller, 03-David A. Coulter, 04-C. Lee Cox, 05-Peter A. Darbee, 06-Robert D. Glynn, Jr., 07-Mary S. Metz, 08-Barbara L. Rambo, 09-Barry Lawson Williams				ITEM 3.	ADOPTION OF A NEW LONG-TERM INCENTIVE PLAN	☐	☐	☐

WITHHOLD vote only for:

PG&E CORPORATION DIRECTORS RECOMMEND A VOTE AGAINST ITEMS 4, 5, 6, 7, and 8.
		FOR	AGAINST	ABSTAIN
ITEM 4.	EXPENSE STOCK OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 5.	RADIOACTIVE WASTES	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 6.	POISON PILL	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 7.	PERFORMANCE-BASED OPTIONS	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 8.	FUTURE GOLDEN PARACHUTES	☐	☐	☐

Signature	Signature	Date

If you are signing for the shareholder, please sign the shareholder’s name and your name, and specify the capacity in which you act.

▲	If you are not submitting your voting instructions over the Internet or by telephone, please detach here and mail this card in the enclosed envelope.	▲

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

VOTING INSTRUCTIONS SUBMITTED OVER THE INTERNET, BY TELEPHONE, OR BY MAIL MUST BE
RECEIVED BY 11:59 P.M., EASTERN TIME, ON MONDAY, APRIL 18, 2005.

PRIOR TO SUBMITTING YOUR VOTING INSTRUCTIONS, READ THE ACCOMPANYING JOINT PROXY STATEMENT AND THE ABOVE PROXY CARD.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/pcg		1-866-540-5760
Use the Internet to submit your voting instructions. Have the above voting instruction card in hand when you access the web site.		Use any touch-tone telephone in the U.S. or Canada to submit your voting instructions. Have the above voting instruction card in hand when you call.		Mark, sign, and date your voting instruction card and return it in the enclosed postage-paid envelope.

If you submit your voting instructions over the Internet or by telephone, you do NOT need to return your voting instruction card.

(See reverse side for additional information.)